UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

XM SATELLITE RADIO HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

XM Satellite Radio Holdings Inc. has created an internet website, available at www.XMmerger.com, with information about the merger, including links to third-party news articles. The website includes the information being filed herewith.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Important Additional Information Will be Filed with the SEC

This communication is being made in respect of the proposed business combination involving Sirius and XM. In connection with the proposed transaction, Sirius plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of Sirius and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of Sirius and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Sirius and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius

Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE Washington, DC 20002, Attention: Investor Relations.

Sirius, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sirius’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

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Action Alert

The FCC Cares What Consumers Think
Please Stand Up and Be Counted

A combined company will mean more programming options and better prices -- a win-win for all our subscribers -- sports enthusiasts, music lovers, and news and talk listeners! But before the merger can take place, it must be approved by the Federal Communications Commission. That's where your voice can be heard!

Please join the growing number of people who have voiced their support for the merger by writing to the FCC. Using the form below, please send a note to the FCC explaining your support for the proposed merger. To do so:

1. Complete the form below with your information.
2. Write a personalized message explaining why you enjoy XM satellite radio and why you're excited about the possibility of having even more channels to choose from after the merger.
3. Click "Send" and your message will automatically be delivered to the FCC and your members of Congress.

Take Action

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WHAT PEOPLE ARE SAYING

"Stop throwing around the word 'monopoly.' The competition they have is with radio stations charging zero dollars for the same or a similar product."

- Rep. Anthony Weiner (NY), 2/28 House Judiciary Committee antitrust task force

"I think all of us would agree, though, that these two, the merger of these two is not going to create a 'monopoly' in any sense because there is a lot of competition out there with the broadcast and the Internet and wireless and iPod, as others have mentioned."

- Rep. Cliff Stearns (FL), 3/7 House Cmte. on Energy and Commerce's panel on 'The Future of Radio'

- Randy May, Thinking "Siriusly" About Satellite Radio Competition April 9, 2007

- Brent Wilkes, Executive Director, League of United Latin American Citizens

- John Berthoud, President, National Taxpayers Union

- Niel Ritchie, Executive Director, League of Rural Voters

- Harry Alford, President, National Black Chamber of Commerce

- Robert G. de Posada, President, The Latino Coalition

- Linda Golodner, President, National Consumers League

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©2007 XMmerger.com

The information provided on this web site is "as is" without warranty of any kind, expressed or implied. XM has provided links to other Internet sites only for the convenience of visitors, and is not responsible for the materials, activities or content of other web sites.

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TELL US WHAT YOU THINK

Can't live without your satellite radio? Love the programming? Looking forward to more content AND better pricing options? If so, tell us more. We want to hear from you about how long you've been a subscriber, the programs you love, and why you're excited about the merger. Use the space below to tell us your views. We'll use your input to show key government decision makers in Washington, DC how subscribers like you think a combined company will deliver more programming choices and better pricing options.

Email

First Name

Last Name

City

State

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Message

Tell us!

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PRIVACY POLICY

Effective as of May 30, 2007

About XMMerger.com

XMMerger.com ("Website") is a project of XM Satellite Radio ("XM" or "We"). This initiative seeks to inform consumers about the benefits of a merger between SIRIUS Satellite Radio and XM.

XM is committed to protecting the privacy of our supporters who use our Website. This Privacy Policy covers our treatment of information that we may collect when you (1) access our Website, (2) use our Website to generate and/or send an email or printed letter to Congress, (3) sign on to our petition, and/or (4) join our e-network.

Our Website is a general audience website, and XM does not knowingly collect personal information from children under 13 years of age through our Website.

XM reserves the right to revise this Privacy Policy. If we make revisions that change the way we collect or use your personal information, those changes will be posted in this Privacy Policy and the effective date will be noted at the beginning of this Policy. Therefore, you should review the Privacy Policy periodically so that you are up to date on our most current policies and practices. If XM materially changes its practices regarding collection or use of your personal information, your personal information will continue to be governed by the Policy under which it was collected unless you have been provided notice of, and have not objected to, the change.

Our Website may provide links to other websites, including xmradio.com. Such websites are not governed by this Privacy Policy. If you choose to visit one of these linked websites, you should review the privacy policy posted on that website to understand how that website collects and uses your personal information.

Information We Collect and Use

When you access our Website: We do not collect personal information about you when you only access our Website.

When you generate and/or send an email or printed letter to the Federal Communications Commission ("FCC") and/or Congress: We ask you to provide your name, email address, physical address, ZIP code, fax number (optional) and telephone number (optional) for the purpose of identifying your congressional district and confirming that you are a constituent of the recipient of your letter to Congress. The information you provide will appear on the email or printed letter you generate using our Website and will be disclosed to the FCC and/or congressional offices to which you addressed your email or letter. Many congressional offices have enough staff resources to respond only to constituents, and providing them with information about you will help identify you as such. Congressional offices may, in turn, disclose your personal information to others. Communications to the FCC become a part of the public record.

In addition, if you affirmatively check a box that says "remember me" when you join our e-network, sign our petition, or send an email or letter to the FCC and/or Congress, our Website will place a "cookie" on your computer to store your personal information and that information (if needed) will automatically appear in any future sessions. If you wish to prevent this cookie from being set to your hard drive, do not check the "remember me" box. You can also set your web browser settings to refuse cookies.

When you sign on to our petition: We ask you to provide your name, email address, city, state and zip code, which we will use for the purpose of sending you updates on initiatives. We will do our best to respect both your time and attention. If you check a box that says "remember me" when signing up to our mailing list, a cookie will be placed on your computer, as described above.

If you decide to join our e-network: We will collect your name, zip code and email address in order to send you updates on the merger by email. We will do our best to respect both your time and attention. Again, if you check a box that says "remember me" when signing up to our mailing list, a cookie will be placed on your computer, as described above.

Information Sharing and Disclosure

We will not disclose your personal information (specifically, your name, email address, physical address, mailing address, telephone number, fax number, and story) to any third party without your explicit permission and consent, except as follows:

(1) Your personal information may be shared with the FCC and/or congressional offices to which you have addressed your correspondence, who in turn may share such information with others;

(2) We may disclose your personal information as required by law or in good faith compliance with any court order, warrant, or other judicial, administrative or legislative authorization or requirement;

(3) We may transfer your personal information to a third party if XM sells all or part of its business or makes a sale or transfer of assets or is otherwise involved in a merger or business transfer; and

(4) Your information also will be available to our Website vendor for the purpose of assisting us with the campaign and administering and operating this web site. The Website vendor will not share your personal information with anyone else and will not have independent rights to your personal information.

Security

We realize that you may be concerned about providing personal and demographic information to us. For this reason, the Website vendor for XMMerger.com uses reasonable administrative, technical, personnel and physical measures to safeguard personal information in its possession against loss, theft, unauthorized use, disclosure, or modification.

Correcting and Updating Your Personal Information

You may return to our Website at any time to correct or update your personal information. This function can be accessed by means of a link at the page with the sign-up form.

You may also cancel your subscription and opt out of future communications from XMMerger.com at any time by sending a message to XMMerger_list@capwiz.mailmanager.net with the word 'cancel' in the subject line.

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In addition, the internet website contains an audio file with the following message from Gary Parsons, the Chairman of the Board of XM Satellite Radio Holdings Inc.:

“You probably already know that XM and SIRIUS are planning to merge into one company. But you may be wondering what that will mean for your XM subscription.

I’m Gary Parsons. As the current Chairman of XM, and the future Chairman of the combined company, I can answer that.

The answer is easy: More choices, better pricing, and you don’t have to buy a new radio.

It’s a win-win for everyone. As an XM listener, you’re already getting 170 channels of great programming that turn you on. If we merge, you’ll have even more programming choices and you won’t pay a penny more for the service you’re already receiving.

And one more thing… NO XM radio will become obsolete after a merger with SIRIUS. We’ll keep coming out with new radios like we always have, but you can continue receiving XM’s great programming on the radio you have today.

I’m very excited about what a combined company will mean for XM listeners – even more great content, more subscription options, and even faster development of cutting edge radio technology. But I also know you may still have questions. That’s why I encourage you to take a tour of XM-merger-dot-com to get more information.

For the last six years, XM has changed the way you listen to music, sports, news, talk, and entertainment, but we know there are lots of other sources of audio entertainment out there. That’s why we’ll continue to provide you the great programming choices and innovative products that you have come to expect from XM.

Thanks for listening and for visiting our web site.”

In addition, the “What People Are Saying” page of the internet website also contains links to the following letters included on the internet website:

League of United Latin American Citizens

May 11, 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Washington, DC 20554

Re:   Consolidated Application for Authority to Transfer Control of XM Radi and Sirius Satellite Radio Inc., MB Docket No. 07-57

Dear Ms. Dortch:

I am writing on behalf of League of United Latin American Citizens, the oldest largest Hispanic membership organization in the country, to urge you to approve proposed merger between XM and Sirius Satellite Radio.

Satellite radio is a critical medium for Hispanic Americans, making available a range of listening choices that are not generally available on traditional broadcas For example, ESPN Deportes, CNN Español, and several Latin music channels.

In most cases, LULAC would support the maintenance of strong competition be two providers in a relevant market. But here there are considerable benefits from proposed merger that we believe outweigh any countervailing concerns.

In order for our communications companies to compete in a global economy, ou facilities-based communications platforms will need to accommodate ever robus of programming. We believe that the merger, by eliminating duplicate program will give the combined company a new and otherwise unavailable opportunity to increase its programming capabilities.

This is obviously important to LULAC, and this is likely to provide both Hispam programmers and consumers with opportunities and choices. More programming means that the ever diverse American consuming public can look to Satellite rad news and entertainment. More programming means more jobs – from the on-tal production crews. And more programming means that the ever creative and entrepreneurial American spirit has yet one more potential outlet and distribution channel.

(continued)

2000 L Street, NW, Suite 610 • Washington, DC 20036 • (202) 833-6130 • FAX (202) 833-6135 • www.LULAC

Ms. Marlene Dortch

May 11, 2007

Further, both Sirius and XM have made clear that the merger will result in cons being able to get more programming choices at a lower price (measured on a pe channel basis).

Finally, the audio marketplace is clearly not confined to satellite radio. Any ser study of consumer spending shows that the relevant market consists of existing broadcast stations and the ever exploding downloadable music industry. This competition requires financially healthy satellite radio industry to adequately co

Thus, for consumers, the merger means more choices at lower prices. For progr the merger will provide new opportunities. And for the industry itself, the merg reaffirm the health of a critical, facilities-based competitor in the ever intense au marketplace.

Sincerely,

Brent Wilkes Executive Director

Cc:	Chairman Kevin J. Martin

Commissioner Michael J. Copps

Commissioner Jonathan S. Adelstein

Commissioner Deborah Taylor Tate

Commissioner Robert M. McDowell

The Honorable Kevin J. Martin

Chairman, Federal Communications Commission

445 12th Street, SW

Washington, DC 20554

Dear Chairman Martin:

On behalf of the 362,000 members of the National Taxpayers Union (NTU), I write to urge your support of the merger of XM and Sirius Satellite Radio. This development is likely to expand radio programming available to consumers dramatically without impacting prices.

Because satellite radio relies so heavily on attracting new subscribers, it only stands to reason that the proposed merger would not raise subscription costs. Indeed, by their very actions, so-called traditional service providers seem to agree. Competitors that are threatened by the prospect of a thriving satellite radio company have launched a self-interested campaign aimed at killing the merger, by asserting that an XM-Sirius alliance would constitute a monopoly. Despite their claims, the merger of XM and Sirius would be beneficial to consumers and deserves support.

For example, at present, a consumer interested in hearing both National Football League games and Major League Baseball games must subscribe to both services and purchase two receivers. If the two services merge, these products would be available on one receiver. Furthermore, merging would allow the two companies to significantly reduce infrastructure costs, thereby improving chances of turning a profit in the future while keeping service fees stable.

Critics claim that such an arrangement would essentially create a monopoly. This argument is disingenuous, however, because any honest definition of the market in which satellite radio competes must include AM radio, FM radio, high-definition radio, and even products like mp3 players. To label this merger anti-competitive ignores the wealth of consumer options that can and do vie for the ear of the listening public.

If merger opponents were forced to tell the truth, they would acknowledge that the FCC could even enhance competition in the satellite radio sector, not through a regulatory crackdown but by removing current barriers to entry. This goal could be achieved by simply making additional spectrum available for the use of some newly-formed competitor.

The audio entertainment market is highly competitive today and would remain so after an XM-Sirius merger. I hope you and the Commission will recognize this fact and vote for the proposal.

Sincerely,

John Berthoud President

108 North Alfred Street « Alexandria, Virginia 22314 « Phone: (703) 683-5700 « Fax: (703) 683-5722 « Web: www.ntu.org

National Black Chamber of Commerce

1350 Connecticut Avenue NW Suite 405, Washington DC 20036

202-466-6888 202-466-4918fax www.nationalbcc.org info@nationalbcc.org

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Washington DC 20554

April 19, 2007

Re: Ex Parte Presentation; MB Docket No. 07-57

Dear Ms. Dortch,

On behalf of the National Black Chamber of Commerce which represents 95,000 Black owned businesses, I write today to urge that the Commission approve the acquisition of XM Satellite Radio by Sirius.

Satellite radio is critical to the programming needs of African Americans. The medium offers dozens of channels that are targeted to the programming needs of African American entrepreneurs, entertainers, and consumers. In fact, Internet radio, music download services, and satellite radio have all played critical roles in democratizing the music and audio industry allowing consumers access to a virtual on-demand world.

Further, XM and Sirius have committed to offering both opportunities for programmers and more choice for consumers at a lower per-unit cost. More channel capacity for new programmers, and more choices for consumers are clearly matters that meet the FCC’s public interest test. Additionally, with both XM and Sirius struggling financially, the merger ensures that the satellite radio platform survives.

Given the potential consumer and business benefits, I urge you to approve the XM-Sirius merger without delay. I thank you for you consideration.

Sincerely,

Harry Alford

Cc:	Chairman Kevin J. Martin

Commissioner Michael J. Copps

Commissioner Jonathan S. Adelstein

Commissioner Deborah Taylor Tate

Commissioner Robert M. McDowell

April 13, 2007

Ms. Marlene Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Washington DC 20554

Re:                                 , MB Docket No. 07-57

Dear Ms. Dortch,

The League of Rural Voters urges the Commission to approve the proposed merger between XM Radio and Sirius. The combined entity will offer listeners more programming options at lower prices than those currently available from the two companies separately.

Consolidation of the terrestrial radio industry over the last decade has left much of rural America behind in recent years, as locally-owned stations are replaced with the mega-corporate conglomerates which produce homogenized content and so-called local news and weather delivered from offices hundreds of miles away. The emergence of satellite radio has offered listeners in rural areas a robust alternative with hundreds of specialized channels that cater to the programming needs of rural America.

It is in the best interest of rural listeners that satellite radio continues to be a viable option. We note that news reports indicate financial hardships for both Sirius and XM if they attempt to survive as separate entities. We believe this deal will allow the companies to offer services more efficiently, cutting costs while creating additional channel space for even more programming— including channels dedicated to public safety and homeland security. And most important, XM and Sirius contend, if allowed to merge, that they will offer more channels for a lower price than the current cost of both services combined.

Given the persistent digital divide that plagues much of rural America, many of the latest alternatives to terrestrial radio have yet to reach the heartland. Therefore the survival of satellite radio as a competitive alternative is critical. We hope you will look favorably on the XM-Sirius merger.

Sincerely,

Niel Ritchie
League of Rural Voters

cc:	Chairman Kevin J. Martin
Commissioner Michael J. Copps
	Commissioner Jonathan S. Adelstein	No. of copies rec’d 0
	Commissioner Deborah Taylor Tate	List ABCDE
	Commissioner Robert M. McDowell	__________________________________

League of Rural Voters     •     P.O. Box 80259     •     Minneapolis, MN 55408

t. 612-879-7578      •     f. 612-879-7567      •     e. info@leagueofruralvoters.org

www.leagueofruralvoters.org

April 16, 2007

Ms. Marlene H. Dortch, Secretary

Federal Communications Commission

Office of the Secretary

445 12th Street, SW

Washington, DC 20554

Re:	MB Docket No. 07-57

Dear Ms. Dortch,

On behalf of The Latino Coalition, a national issue-advocacy organization based in Washington, D.C., I urge you to approve the XM Satellite Radio merger with Sirius – an acquisition which is critical to the health of the satellite radio industry and to the larger cause of strong, facilities-based competition in the communications’ marketplace.

Today satellite radio faces increasing competition from downloadable music, Internet-based radio, traditional broadcast radio and an increasingly converged and globalized communications industry. Clearly, this friendly acquisition is being motivated by financial concerns that result from this competition and it will help the newly formed company better compete in this international marketplace. In addition, this merger will provide more diverse programming and bring lower prices to the growing and highly diverse Hispanic audience.

For far too long, the Latino market has fallen victim to traditional radio companies that target very narrow and highly profitable audiences. Under this framework, Hispanics lose out on news, sports, music and diverse cultural programming that is widely available on alternative sources such as satellite, HD and internet radio. The satellite radio industry, by contrast, has been a launching pad for Hispanic programmers and an increasingly popular service for vast numbers of Latino consumers and other listeners who enjoy the richness of Hispanic culture, arts and news.

In our judgment, the acquisition will strengthen an industry that has been reporting losses in recent months. It appears clear that consumers will benefit as the combined programming will provide a greater number of channels for far less than such would cost consumers today in their totality. For programmers, the elimination of duplicate programming and expanded channel capacity will provide new opportunities for Hispanics and other entrepreneurial programmers as well.

As a strong advocate for the diverse needs of the Latino community, we are always supportive of measures that will bring variety and expanded options to our community. In our judgment, the XM-Sirius merger will accomplish just that by bringing more programming opportunities for Hispanic Americans and millions of other listeners. With expanded choices and better prices, satellite radio will be an even more attractive option for consumers and this ultimately benefits our growing community in every part and section of the country.

Thank you in advance for your consideration.

Respectfully,

Robert G. de Posada President

707 Fifth Street, S.E. · Washington, DC 20003 · 202-546-0008 Tel · 202-546-0807 Fax · www.TheLatinoCoalition.com

Cc:	Chairman Kevin J. Martin	Commissioner Deborah Taylor Tate
	Commissioner Michael J. Copps	Commissioner Robert M. McDowell
Commissioner Jonathan S. Adelstein

707 Fifth Street, S.E. · Washington, DC 20003 · 202-546-0008 Tel · 202-546-0807 Fax · www.TheLatinoCoalition.com

NATIONAL CONSUMERS LEAGUE 1701 K Street, NW, Suite 1200, Washington, DC 20006 PHONE (202) 835-3323 FAX (202) 835-0747 www.nclnet.org May 3, 2007

Mariene H. Dortch, Secretary

Federal Communications Commission

445 12th Street, SW

Washington, DC. 20554

Dear Ms. Dortch:

On behalf of the National Consumers League, we are writing concerning the proposed merger of XM Radio Holdings Inc. and Sirius Satellite Radio Inc. NCL is the country’s oldest consumer organization. We have been in existence for over 100 years defending and expanding rights of consumers. We regularly express opinions on important regulatory and legislative matters affecting consumers.

Sirius and XM offer an innovative digital audio service that provides a wide variety of programming to many sectors of our society. In so doing, these two companies face competition from a number of other formidable audio entertainment providers, including AM/FM radio, digital HD radio, Internet radio, iPods and other MP3 players, mobile phone music services, and others. As a result of this intense competition, the two satellite radio companies have achieved only limited market penetration to date. Although satellite radio has had proven appeal to many consumers, Arbitron reports that XM and Sirius combined account for only 3.4 percent of all radio listening. Because we believe that allowing Sirius and XM to combine operations will enable satellite radio to become a stronger and more effective service provider, NCL believes that this merger will benefit consumers.

Important issues are at stake in this proceeding that will require careful consideration by the FCC and the Department of Justice. These regulatory authorities will need to ensure that this merger will not result in higher prices or a diminution in programming or services. If deemed necessary by regulators, NCL would support the imposition of targeted conditions on this merger in order to prevent these harms to consumers. Thank you for your consideration of NCL’s comments on this important matter. We look forward to further discussions with the Commission as it reviews this proposed transaction.

Respectfully,

LINDA F. GOLODNER, President

In addition, the “Newsroom” and “More Articles” pages of the internet website also contain links to the following third-party news articles:

Wall Street Journal

What’s the Frequency, NAB?

April 21, 2007; Page A8

Ever since satellite-radio companies XM and Sirius announced plans to merge back in February, the National Association of Broadcasters, which represents commercial AM and FM radio stations, has been urging federal regulators to quash the deal on antitrust grounds.

The NAB’s argument is a remarkably weak one, and the government would be remiss if it became a party to the group’s transparent agenda, which is to stop satellite radio from luring away any more of its listeners than it already has. Which isn’t much, otherwise the two satellite-radio companies wouldn’t be merging.

In the name of preventing some phantom “monopoly” from forming, the NAB is effectively asking regulators at Justice and the Federal Communications Commission to help it keep the competition in check and thus deprive consumers of figuring out whether this is a viable alternative radio service.

Don’t take our word for it, by the way. Last October, just months before XM and Sirius unveiled their plans to combine, NAB President David Rehr spoke openly about the make-up of the current marketplace for audio news and entertainment. “We still must address new competitors,” he said in a speech to the National Press Club in Washington. “On the radio side, we have satellite radio, Internet radio, iPods, other MP3 players, cell phones, and many, many other things. How will we compete?” Not much we can add to that.

Apparently that argument was fine so long as XM and Sirius were lost in space, losing money. Today, Mr. Rehr is saying that regulators should consider satellite radio a unique and separate market when assessing the competitive impact of the merger. In testimony before Congress, Mr. Rehr said XM and Sirius are seeking to form a monopoly that “would undermine audio content competition, not enhance it.” The NAB has also commissioned several analyses of the merger that employ sophisticated Herfindahl-Hirschman Index measures and the like to determine that XM/Sirius would dominate the market for satellite radio.

It’s true that a XM/Sirius merger would leave us with one satellite-radio provider. But opposing the deal on those grounds is wide of the mark. Sometimes the best response to what a person is saying today is what that person has said in the past. And despite Mr. Rehr’s efforts of late to take it all back, the reality is that he had it right the first time.

Monopolies are harmful when they are the sole seller of a product or service with no close substitutes. And as Mr. Rehr acknowledged, substitutes — competitors — abound in the marketplace. XM and Sirius, whose subscribers currently represent less than 4% of total radio listeners, aren’t merely competing for each other’s customers; blocking the merger on that assumption makes little sense.

The real objective of XM and Sirius is to lure listeners from free radio, the Internet, MP3 players, music channels on cable television, cell phones and who-knows-what-other options coming down the pike.

XM and Sirius, which have a combined 14 million subscribers, continue to lose money. More than 220 million people tune into free radio each week. No one knows whether the public will ever really take to the pay model, but it’s not the role of the government to help the NAB smother a fledgling competitor in the crib. This appears to be a merger of desperation more than anything, and blocking it could well result in no satellite-radio providers and thus fewer listening options for consumers. Consumers, not the government, should decide whether one satellite-radio provider is one too many.

This isn’t the first time the NAB has tried to forestall competition from XM and Sirius. The group opposed granting them radio licenses and urged the FCC and Congress to ban satellite providers from offering local weather and traffic reports. This is more of the same.

Telecom policy should not be about picking winners and losers but about encouraging investment and innovation. For that to happen, what’s most important is competition among technological platforms: cable, telephone, wireless and satellite (for now). Policy makers and regulators would do better to focus less on static models of market share within one platform and more on making sure rival platforms continue to exist. Consumers will happily take care of the rest.

Satellite Sisters

The New Yorker

March 19, 2007

Antitrust Regulations When the satellite-radio companies XM and Sirius announced, last month, that they were planning to merge, it looked like a futile attempt to flout antitrust regulations. The merger would benefit Sirius and XM—which, despite signing high-profile figures like Howard Stern and Bob Dylan, have cumulatively lost close to seven billion dollars—but it would confront radio listeners with a satellite-radio monopoly. Not surprisingly, then, when Sirius’s C.E.O., Mel Karmazin, appeared before Congress to defend his plans, he was grilled by legislators convinced that regulators would block the merger. The deal, though, is far from dead. Thanks to an intellectual revolution that, over the past three decades, has transformed the way the government assesses mergers and monopolies, we may yet end up with only one satellite-radio provider in America. And, surprisingly, we may be all the better for it.

Antitrust law in the U.S. rests on two documents—the 1890 Sherman Antitrust Act and the 1914 Clayton Act. Their underlying principles are clear (competition and lower prices are good, collusion and price-fixing bad), but the laws themselves are remarkably vague, and regulators have had much leeway in enforcing them. In the era after the Second World War, for instance, the government took an aggressive stand against mergers. In 1962, it blocked a deal between the third-largest shoe company in the country and the eighth-largest, even though the new company would have owned just five per cent of the shoe market. A few years later, it barred two California supermarkets from merging, despite the fact that together they controlled less than ten per cent of the market and had many competitors. Bigness, regulators seemed to assume, was always bad.

The idea that if mergers were bad for competition they were bad for the economy was intuitively appealing. But it wasn’t always accurate, as a group of law professors and economists, usually called the Chicago School, set out to show in the nineteen-seventies. Much antitrust regulation, they argued, did not benefit the economy but just protected small businesses; it could even make consumers worse off. (Most obviously, economies of scale allow bigger companies to produce more for less, which can lead to lower prices.) This meant that regulators should scrutinize deals through a different lens: if a merger reduced competition but enhanced “consumer welfare,” it should be approved. Later economists have complicated these arguments—there’s now a post-Chicago School—but the idea that mergers should be measured by their impact on “consumer welfare” remains central to antitrust law.

Even by these standards, though, the XM-Sirius deal looks sketchy, since monopolies created by merger are usually bad for consumers. So why does the deal have any chance at all? It comes down to the question of what market XM and Sirius are in. If it’s just satellite radio, then they are competing only with each other and the deal would be sure to send prices soaring. But it makes more sense to see XM and Sirius as part of the bigger radio and digital audio markets and thus in competition with AM/FM, HD, and Internet radio. In that case, even a merged company would have only a small percentage of radio listeners, and competition would limit its ability to raise prices.

Consumers, then, have little to fear from a merged satellite company in the radio market, and they may actually have a lot to gain. Dominated by chains like Clear Channel, AM/FM radio has become a catalogue of bland choices, pre-programmed playlists, and syndicated talk. A recent study by the Future of Music Coalition found that four companies received fifty per cent of all radio advertising revenue and had nearly fifty per cent of all listeners. Even among competitors, there is often tremendous overlap in music playlists; in this environment, XM and Sirius, which offer real diversity across three hundred channels, are a gain for consumer choice. And there’s no reason to think that this diversity would ebb after a merger; no one wants to pay thirteen dollars a month to hear the same songs he could have got free from his local KISS-FM.

The National Association of Broadcasters, which represents commercial radio stations, has lobbied hard against the deal, arguing that XM and Sirius compete only with each other. But the very fact that broadcasters are fighting the merger demonstrates that they view Sirius and XM as a threat. Similarly, for fifteen years AM/FM stations have done everything they could to cripple satellite radio, lobbying the F.C.C. to stop its roll-out in the nineteen-nineties and persistently trying to limit the types of programming XM and Sirius can carry. Just last month, a bill was introduced in Congress—for the third time in as many years—that would bar satellite stations from providing local traffic and weather.

Broadcasters understand that a merger between Sirius and XM would help extend satellite radio’s reach, making it a more formidable competitor. Many consumers have hesitated to subscribe to satellite because they didn’t know which company would survive. And desirable content is split between the companies: if you want major-league baseball and Bob Edwards, you need XM, but if you want N.F.L. games and Howard Stern, you need Sirius. Allowing Sirius and XM to merge would eliminate this problem in one stroke. And that would significantly increase the competitive pressure on traditional radio stations, perhaps forcing them to abandon their cookie-cutter model. Paradoxically, by reducing choice you could stimulate more diversity. Sometimes, it seems, you can have fewer competitors but more competition. ♦

Illustration: CHRISTOPH NIEMANN

A Monopoly - Not

San Francisco Chronicle

February 26, 2007

TEN YEARS AGO, federal regulators sold a pair of satellite radio licenses — and sternly warned that a competition-chilling merger wouldn’t be tolerated.

How quaint that worry seems now. The two operators — XM and Sirius — are losing billions of dollars and want to huddle together to stop the bleeding. Meanwhile, HD radio, iPods, Internet broadcasts and other trends have rushed past regulators and redrawn the landscape. There are 90 million people wearing dangling iPod ear-buds, 65 million who listen to free Internet radio and about 14 million satellite-radio subscribers.

It’s hard to see a stifling monopoly in the making when the two satellite networks are gasping for air. Consumers, who need defending when choices narrow dramatically, don’t need any help on this shift.

In Washington, the Justice Department is judged likely to bless the deal after surveying the larger landscape of audio choices. It’s a sensible reading of broadcast reality.

It’s the Federal Communications Commission, which laid down the no-merger threat a decade ago, that may stop the deal. The panel shouldn’t, even if it risks going back on its guiding words, issued at the dawn of the Internet age.

A merged satellite market will create a semblance of a monopoly, but only over one slender source of information. If the merged network raises prices or cuts options, unhappy subscribers can turn elsewhere for their entertainment fix.

This infant industry was touted as a major breakthrough way back when. How far away that era seems now when cheaper, handier and more varied choices now abound.

SIRIUS and XM Together Makes Sense for Listeners

USA Today

February 23, 2007

Remember the “baseball, hot dogs, apple pie and Chevrolet” car ad from the 1980s? Turns out it was prescient. While the food is still sold separately, baseball now comes free with many Chevys, at least for a three-month introductory offer.

That’s because General Motors has a deal to build XM Satellite radios into Chevys and its other cars. And XM has a deal with Major League Baseball.

Satellite competitor Sirius is frozen out of both. But it has the NFL and NBA contracts, which means that if there’s a Ford in your future, football and basketball aren’t far behind. Not a sports fan? Oprah is on XM; Martha Stewart is on Sirius.

As Stewart might say, that is not a good thing. It makes little sense that sports fans must decide between every single pro football game and no baseball games, or vice versa. Nor does it make much sense that people’s listening preferences should enter into their car-buying decisions.

That’s one reason the proposed XM-Sirius combination, announced this week, may be the rare merger that is good for consumers.

Before the federal government approves the deal, of course, it should be thoroughly vetted. The salient question for regulators is whether satellite radio is a market unto itself, in which case a merger would create a monopoly, or whether it is part of larger universe that includes broadcast radio and an array of existing and emerging technologies.

If it’s the latter — and a strong case can be made that it is — the merged entity would represent a more potent competitor to entrenched broadcast interests, one that would offer its customers a more enticing and complete product.

Satellite clearly competes with ground-based radio. If it didn’t, the National Association of Broadcasters wouldn’t be trying to restrict the traffic and weather channels offered on the satellite services, nor would it be so concerned about an XM-Sirius merger.

Satellite competes at a disadvantage with traditional radio. Broadcasters can offer programs free in part because they don’t pay the government for use of the airwaves. Sirius and XM had to pay about $90 million each for a tiny fraction of the space on the airwaves that broadcasters enjoy. If the government insists on maintaining such an uneven playing field, the least it can do for satellite is unshackle it.

Satellite listeners would end up paying more than the $12.95 a month they currently pay, as well they might expect if they get more content. But the merged company might offer à la carte pricing options and would face natural constraints. The more it charged, the more listeners would opt for free broadcast radio, MP-3 devices or new car-based Internet options being developed.

The case against the proposed deal would be stronger if XM, with 7.6 million subscribers, and Sirius, with 6 million, were strong and profitable companies. Both, in fact, have been big money losers, hemorrhaging $6 billion collectively in less than a decade.

The most pressing question is not whether XM and Sirius would be too powerful if they merged; it is whether they can survive if they don’t. And the best way to ensure survival is to let them combine. Baseball goes with Chevrolet, so why not also with football, basketball, Howard Stern and Martha Stewart?

Money, Not Outrage, Fuels Anti-Merger Fight

The Miami Herald

February 22, 2007

Watch out for winged pigs, rivers flowing upstream, Hillary Clinton kissing Rush Limbaugh and Britney Spears putting on underwear. Anything is possible now that the National Association of Broadcasters has discovered indecency on the airwaves.

Conveniently, it’s somebody else’s airwaves — those inhabited by the two satellite radio companies that compete with the NAB’s broadcast clients. The NAB has been shocked, shocked, to learn that the potty-mouth Howard Stern is talking about sex, poop and body parts on satellite radio, and says that’s a good enough reason for the government to block the merger of XM and Sirius.

“In coming weeks, policymakers will have to weigh whether an industry that makes Howard Stern its poster child should be rewarded with a monopoly platform for offensive programming,” said Dennis Wharton, the NAB’s vice president, earlier this week. “We’re hopeful that this anti-consumer proposal will be rejected.”

DIFFERENT TIME

If you’re wondering how many times the NAB labeled Stern’s show offensive when it aired on broadcast radio, here’s a clue: The answer lies somewhere between zero and zip, nothing and nada.

The only time NAB ever mentions broadcast shock jocks is when it complains about FCC fines for their behavior. Back in 1991, when classical-music broadcaster Woody Tanger - who owned radio stations in Miami, Philadelphia and Detroit — urged his colleagues to denounce Stern, NAB president Eddie Fritts stonily replied that the group was not an “industry programming critic.”

It’s possible, I suppose, that the NAB recently underwent a taste-conscience transplant, and that explains the sudden antipathy to Stern. More likely, though, is that the group is just exhibiting some new creativity as it goes about its same old business of strangling consumer choice in entertainment.

From crippling a plan for low-power FM radio stations that would have created thousands of new ones to forcing cable-TV systems to load up with broadcast shopping and religious channels at the expense of more popular cable-only networks, the NAB has long used government regulation as a weapon to crush any potential competitors.

None of the NAB’s holy wars against competitors has been as long or as brutal as the struggle to suppress satellite radio. No wonder: Nearly free of advertising and with a diverse selection of programming (XM and Sirius both offer more than 150 channels, everything from 1950s rock and roll to electronica/trance), satellite is the perfect antidote to the ad-clogged broadcast stations with tiny playlists operated by the NAB’s members.

CHUTZPAH

The NAB warred so ceaselessly against the initial proposal for satellite radio that it took 11 years for Sirius and XM to get on the air. The NAB’s claim that the merger of the two companies is an “anti-consumer proposal” that will create “a monopoly platform,” if anything, showed more chutzpah than its denunciation of Stern. There were originally four companies interested in building satellite radio networks, but two of them gave up as NAB objections turned the application process into the regulatory version of the Bataan death march.

The attacks didn’t stop when XM and Sirius finally went on the air in 2001. Since then, the NAB lobbied to prevent satellite radio from delivering local traffic and weather reports, even to prohibit broadcasts of local Amber Alerts about missing children. It’s trying to force XM and Sirius to remove the repeater towers that boost their signals into satellite dead spots. And it’s demanded that the government outlaw free trials of satellite radio in new cars or on the Internet.

This attempt to stop the merger is just one more skirmish in the NAB’s war on competition. ‘If you’re an anti-trust enforcer and you see that all the competitors are banding together to oppose a merger in the name of `public interest,’ it’s pretty easy to figure out that the truth is exactly the opposite,” says Tom Hazlett, who teaches law at George Mason University in Virginia.

What the NAB really hopes is that if the merger is blocked, Sirius and XM — which are both losing money — will go bankrupt. Then, to hear actual entertainment programming rather than ads, we’ll have to listen to our iPods. Until the NAB figures out a way to get them banned, too.

Making Radio Waves

The Wall Street Journal

February 21, 2007

As the Federal Communications Commission ponders the merits of allowing satellite radio companies Sirius and XM to combine, let’s hope the ghost of another proposed merger haunts the proceedings.

In 2002 the FCC blocked satellite television rivals EchoStar and DirecTV from joining forces on the grounds that allowing the merger would decrease competition and lead to higher prices. Michael Powell, the FCC chairman at the time, said the deal would create a satellite monopoly.

In the event, regulatory intervention, based on an overly narrow definition of the market, has only led to unfulfilled promise in satellite broadband. Five years later, the cable and phone companies are by and large eating satellite’s lunch in attracting subscribers. Rupert Murdoch is in the process of selling his stake in DirecTV. And consumers who want one provider for television, Internet and phone service have fewer options than they might otherwise if the regulators had stayed out of the way.

Which brings us to the proposed merger of XM and Sirius. On news of the deal, FCC Chairman Kevin Martin remarked that the regulatory hurdles “would be high.” If so, the agency might want to write more up-to-date regulations. The current “digital audio radio service” rules date to the late 1980s, before high definition radio, iPods, Pandora.com, music file-sharing and other options existed. The media landscape has changed a bit since The Police split up.

Beltway critics of the deal see a media monopolist around every corner, scheming to limit the public’s access to content. And it’s true that the merger would create a lone satellite radio company. But a pure monopoly is one that exists in a market where there are no close substitutes. By contrast, a combined Sirius-XM would have to compete not only with free broadcast radio but also with MP3 players, online radio and even music channels offered by cable providers.

Heaven only knows what the cellular companies will bring to the party. They’re already gearing up to provide more video options, but there’s nothing stopping Verizon or Cingular from coming up with a device that includes a couple of dozen radio stations to compete with satellite.

Which is why the real danger here isn’t the creation of a “monopoly,” unless you define the market in a way that has no resemblance to the real world. The bigger concern is that regulators will repeat the satellite television mistake and in the process reduce consumer choice. “The reason for this merger is not to exclude others from the market,” says Adam Thierer, who follows telecom issues at the Progress & Freedom Foundation. “It’s to make sure they can compete in the broader market against the various players they face — serious competitors that have satellite radio providers scrambling for their lives.”

The most vocal opponents will be traditional radio broadcasters, who will want the deal scotched outright, or at least conditioned on satellite operators being prohibited from offering local services — news, weather, traffic — that would compete with their own offerings. Legislation to this effect has been floating around for the last couple of Congresses, courtesy of Republican Representative Charles Pickering of Mississippi. We hope Mr. Martin will resist any push for industrial protectionism. If this deal, or subscription-based satellite radio in general, turns out to be a bust, the marketplace will let us know in due time.

WSJ Notices That The NAB Has An Agenda

Techdirt

April 23, 2007

WSJ Notices That The NAB Has An Agenda

from the nice-one dept

It’s been pretty clear for some time that the National Association of Broadcasters’ opposition to the merger of XM and Sirius isn’t based on any concern for the public, as it would like you to believe, but rather is an attempt to get the government to bolster its struggling business because it doesn’t want to compete in the marketplace. We’ve pointed out before that it’s that behavior that rankles us in this case, rather than any real desire to see a merged XM-Sirius. What the NAB is doing — the astroturfing, the paid shills, the conflicts of interest, the not-so-independent research, and most of all, the utter hypocrisy — is representative of so many other entrenched industries that will do anything and everything they can to avoid having to actually compete in the marketplace. With all that in mind, it’s nice to see people starting to catch on that the NAB’s self-serving agenda means it really shouldn’t have any part in the debate about the XM-Sirius merger, as The Wall Street Journal did over the weekend. As an editorial in the paper put it:

“No one knows whether the public will ever really take to the pay model, but it’s not the role of the government to help the NAB smother a fledgling competitor in the crib… Telecom policy should not be about picking winners and losers but about encouraging investment and innovation. For that to happen, what’s most important is competition among technological platforms: cable, telephone, wireless and satellite (for now). Policy makers and regulators would do better to focus less on static models of market share within one platform and more on making sure rival platforms continue to exist. Consumers will happily take care of the rest.”

That cuts to the heart of the issue: the NAB wants the government to give it, in essence, a subsidy to protect its business — just as it’s tried to do so many times before, with so many other technologies. Blocking this merger won’t block anticompetitive behavior from XM and Sirius, it will empower anticompetitive behavior from the NAB’s terrestrial radio membership.

Dinosaurs vs. Satellites

Reason Magazine

April 19, 2007

Last year, the National Association of Broadcasters (NAB), the lobbying group for local radio and TV stations, began running a series of truly awful advertisements attacking satellite radio. In one, for example, you hear the play-by-play for a baseball game. Just as the announcer gets to a crucial point in the action, an operator interrupts, and asks you the listener to deposit money to keep listening, as if you were on a pay phone. A voiceover then announces, “Radio. You shouldn’t have to pay for it.”

The ads were economically illiterate (as if the time you spend listening to the endless commercials on traditional radio were free), blatantly dishonest (you pay a monthly fee for satellite radio, not by the hour), and roundly criticized for their broad assault on the intelligence of the average radio listener. But the NAB stuck with them. They were part of the NAB’s longstanding, sometimes vicious attack on satellite radio, an emerging medium that the NAB clearly sees as a long-term threat. And with good reason.

While satellite radio still seems to be figuring out how to make a profit, it’s soaring in popularity, winning over 14 million paid subscribers in just a few years. Of course, that may not be a reflection of XM or Sirius’ quality so much as the mundanity and drollery of Clear Channel America. With only two business models to choose from, it’s unlikely that satellite radio has come anywhere close to fulfilling its potential.

So when XM and Sirius announced a highly-publicized merger this year, everything changed for the NAB. Clearly, the two startups it so feared for so long were floundering. And with no other licensed satellite providers around, the NAB’s position on the merger became clear: What’s bad for satellite is good for the NAB. So the NAB would oppose an XM-Sirius alliance.

Problem is, the only colorable argument against the merger is that it would create a monopoly for satellite radio. XM and Sirius cleverly (and probably accurately) headed that objection off by noting that satellite radio competes with a variety of technologies for the listener’s ear. This put the NAB in an awkward position. The lobby would have to argue that despite its 15-year effort to derail satellite radio, satellite radio was not a competitor. Of course, the harder the NAB fights and the more money the NAB spends to promote this message, the clearer it becomes that the NAB fears the competition posed by an XM-Sirius alliance. In effect, the more the NAB fights the merger, the more it undermines its own argument against it.

But adherence to logic and consistency have never stopped a Washington lobby before. So the NAB went to work. It first put an abrupt halt to the “Radio. You Shouldn’t Have to Pay for It” ads (though a press release announcing the ads remains, the ads themselves seem to have disappeared from the NAB’s website).

The NAB then hired on other lobbying firms to help influence policy makers. Among those is the Ashcroft Group, run by the former U.S. attorney general. It has since been reported that the Ashcroft Group initially offered its services to XM-Sirius, in support of the merger. When they declined, the firm switched sides, and signed up with the NAB. John Ashcroft himself then fired off a strong letter opposing the merger to his successor, Alberto Gonzalez. This from a man who made “personal integrity” the cornerstone of his confirmation campaign.

If nothing else, the frantic backpedaling has been entertaining. The NAB initially opposed the federal government allocating any spectrum at all to satellite start-ups. Its lobbying efforts then managed to delay that allocation for seven years. Finally, the FCC doled out the spectrum, but licensed only two companies to broadcast in the U.S., what would become XM and Sirius. Thanks in large part to the NAB’s recalcitrance, satellite radio would get just two chances to find its footing. To borrow a cliched analogy, imagine if buggy whip manufacturers had successfully lobbied Congress to limit all manufacture of automobiles in the U.S. to just Ford and Chevrolet. If both failed, well, then that probably would have been a good indication that there just wasn’t much of a market for automobiles in America.

Once XM and Sirius started broadcasting, the NAB continued to work K Street to put up barriers to their success. The lobby was particularly nasty in attacking XM’s plan to add local traffic and weather to its service. This, the NAB said, violated a “gentleman’s agreement” between the NAB, XM, and the FCC that XM wouldn’t offer localized programming, a concession the company says it had to offer up to traditional radio in order to get its license (though there was no binding agreement). Clearly, radio consumers would benefit from an additional traffic and weather provider, and the NAB knew it. When I called the NAB for an article I wrote on the fight at the time, the NAB rep couldn’t explain to me why or how the NAB’s position would benefit consumers. His only argument was that “XM went back on its word.” And allowing XM to broadcast local traffic and weather “could put terrestrial radio out of business.”

Now comes the backtracking, which is at least good entertainment. It’s also a fine illustration of the sleaze that is Washington lobbying. In addition to the Ashcroft Group, consider the Carmel Group, a California-based consulting firm that represents the NAB. In 2005, the consulting firm’s chairman Jimmy Schaeffer wrote an op-ed on the emerging threats to traditional radio. In it, he described a marketplace in which, “numerous competitors thrive, side-by-side. In this case, the new player is satellite radio, with more than seven mil. subscribers, and its competition comes in the form of traditional analog AM & FM radio, as well as burgeoning services like MP3 players, terrestrial radio, and video- and Internet-to-the-vehicle.”

Fast-forward to 2007, after the merger. Within weeks the same firm, the Carmel Group, rushed out an NAB-funded white paper concluding that XM and Sirius “state that their competitive landscape presently includes all forms of terrestrial radio (i.e., analog AM and FM, digital HD and Internet radio), as well as digital services such as MP3 devices and music-to-cellular telephones. This position is ludicrous. In fact, nothing could be further from the truth.”

(For amusement, read this NY Post column on the paper, which labels it “independent” despite the fact that the NAB both paid for the paper and hosts it on its website.)

Then there’s David Rehr, the NAB’s current president. Rehr polished his forked-tongue in his previous job with the Beer Wholesalers Association. Alcohol wholesalers are a curious bunch. Their entire existence depends on a series of antiquated, post-prohibition state laws requiring a “three-tier” system of alcohol distribution: They require alcohol to pass through a wholesaler between its manufacture and retail sale. The useless middleman laws really only serve one purpose: to make wholesalers rich at the expense of consumers. Because of the unique nature of the product and the anachronistic business model they want to protect with the force of law, the booze wholesalers simultaneously argue “personal responsibility” when it comes to the marketing and advertising of alcohol, but for continued government control over distribution, because consumers can’t be trusted to buy booze in bulk from Costco, or responsibly purchase wine over the Internet.

That kind of rudderless advocacy has at least prepared Rehr for his baptism-by-fire at the NAB. The guy has had to completely reverse course over the span of just a few months, a flip-flop that makes John Kerry look like Barry Goldwater. In just October of last year, Rehr said in a speech to the National Press Club, “Who are the newer competitors?...On the radio side, we have satellite radio, Internet radio, iPODs, other MP3 players, cell phones and others.”

And now? Here’s Rehr three weeks ago in an NAB statement about the XM-Sirius merger: “… XM and Sirius compete ferociously against each other in the market for nationwide multichannel mobile audio services, and no one else.”

The NAB has consistently opposed every bit of new technology offering new media options to consumers, going back to satellite television in the 1980s (for which a federal appeals court called the group a “Luddite”). How does it get away with it? Simple. It has a lot of money to throw around. Not to mention influence. One NAB program, for example, lets members of Congress and their families record public service announcements in NAB studios free of charge. The commercials are then broadcast in the members districts on NAB stations, also free of charge. That’s broadcast time politicians often have to pay thousands of dollars to reserve.

There seem to be three approaches the federal government might take to the proposed XM-Sirius merger. The most extreme would be to prevent it from happening, which would be a monumental victory for the NAB and a crucial loss for consumers. If both companies continue to lose money at current rates, they may well go under, leaving consumers with no satellite option at all. That’s not a monopoly, but it hardly seems like a good scenario for consumers, either.

The second option would be to allow the merger, but only after forcing satellite radio to agree to a wish list of demands from regulators and politicians, such as forcing satellite broadcasters to abide by FCC indecency regulations. That too would be a loser for consumers, many of whom subscribed to satellite solely to listen to frequent FCC targets like Howard Stern or Opie and Anthony.

The third option is of course to allow the merger. And while this may be the least worst of the realistic outcomes, it’s certainly not optimal. The number of business models in the medium would halve from two to one. And if XM-Sirius still falters, then what?

There is a fourth option, but it isn’t likely. That would be for the FCC to allow the merger, but then to buck the NAB and open a considerable amount of spectrum to other potential satellite broadcasters. This most consumer-friendly approach to satellite radio would create a true market in the medium, allowing several, perhaps dozens of companies to compete for consumer attention.

Unfortunately, until dinosaurs like the NAB step out of the way, that isn’t likely to happen.

Radley Balko is a senior editor for reason.

Terrestrial Radio Looks To Charge Subscription Fees, But Still Doesn’t Compete

With Satellite

Techdirt

April 19, 2007

from the blah-blah-blah dept

While terrestrial radio broadcasters keep insisting that satellite radio is no competition for them, their actions continue to betray that fallacious argument. But in addition to all the doublespeak, terrestrial broadcasters are also trying to figure out how they can start charging for their content — a move that would only underline the fact that they do indeed compete with satellite radio providers. iBiquity, the company that develops the HD Radio digital radio technology for terrestrial broadcasters, says it’s chosen a provider of “conditional access” technology, which will give broadcasters the ability to charge subscription fees for their content, offer pay-per-listen events, or additional subscription-based services. The fact that terrestrial broadcasters want to start charging for content (apart from sounding like a really bad idea) would seem to further undermine the NAB’s claim that they don’t compete with XM and Sirius. Of course, perhaps you could argue that if terrestrial broadcasters tried to make people pay for the stuff they broadcast, it really wouldn’t be much competition for the satellite companies, but somehow we don’t think that’s the point the NAB is trying to make.

More on XM-Sirius

The Technology Liberation Front

April 11, 2007

The proposed XM-Sirius merger continues to generate intense debate here in Washington. Broadcasters are aggressively pushing regulators to spike the deal, calling the proposed merger a “monopoly.” As I pointed out in my earlier essay on this, I just can’t buy that argument. I just don’t understand how anyone can honestly believe that satellite radio, terrestrial radio and digital music are not in fierce competition for our ears.

I recently stumbled upon two good essays that make the same point. One is by my former PFF colleague Randy May, who is now the president of the Free State Foundation. In his article, “Thinking ‘Siriusly’ About Satellite Radio Competition,” Randy argues that “the notion that satellite radio constitutes a discrete market for purposes of assessing the merger’s competitive impact seems problematical—and to defy common sense.”

Tim Farrar of TMK Associates agrees. In a new paper entitled “The Competitive Landscape for Satellite Radio,” Farrar argues that “the potential alternatives to satellite radio are, in essence, those technologies which provide (either live or recorded) in-vehicle audio content (i.e. talk, music, sports and information services such as news, traffic and weather).” He continues:

The most obvious alternative to satellite radio is terrestrial AM or FM radio, which comes pre-installed in virtually all vehicles and is free-of-charge. Clearly the amount of programming varies, depending on where the consumer is located across the US, since a wide range of channels are provided in urban areas, but rather less variety is available in rural areas. Nevertheless, since we understand that a significant majority of usage for satellite radio is by commuters driving into urban areas (which incidentally is not what XM or Sirius’s original business plan projected), many consumers who are unwilling to pay a premium for satellite radio content obviously have an adequate choice of terrestrial radio channels. Alternatively, for those users who wish to listen to commercial-free music, it was reported in January 2005 that almost 50% of iPod users had purchased accessories which allow for in-car connections, while a January 2006 analyst report predicted 28M US cars would have iPod connections integrated into their audio systems by 2011. Given that there are 30M+ iPod users in the US alone, the number of consumers already able to listen to an MP3 player in their car (either through an integrated audio connection or an after-market accessory) may well exceed the current total of 14M subscribers to XM and Sirius.

Further:

It is entirely possible that the strength of terrestrial free-to-air radio, combined with readily available pre-recorded content on MP3 players and other increasingly capable storage devices, will prevent subscription-based radio from ever serving more than perhaps 20% of US vehicles, a view supported by the recent slowing of satellite radio subscriber additions. In that case it would be hard to describe a merged satellite radio operator as any sort of monopoly provider of in-car audio content, except in a very limited number of isolated rural areas with few terrestrial free-to-air radio stations.

Farrar also discusses the rise of new competitive threats from cellular providers who continue to roll out more and more content via systems like EV-DO and MediaFLO. And there are many other current or potential threats to satellite radio that I discuss in my old essay on the subject.

A Merger and a Prayer

Forbes

April 9, 2007

The proposed merger between the two satellite radio broadcasters, XM and Sirius, faces serious regulatory obstacles, primarily for anticompetition reasons. FCC Chairman Kevin Martin has said the antitrust hurdle will be high. Critics carp that the two firms got the green light to go into business a decade ago because they would be competing, not combining, and thus would not be in a position to gouge customers’ Some Capitol Hill politicians gloomily warn that this joining-if allowed-is , another nefarious example of the “consolidation” of the communications industry, since a handful of companies have already bought scores of television and hundreds of radio licenses.

These Rip Van Winkle skeptics are apparently unfamiliar with something called the Internet Expanding broadband capacity is making it easier for almost anyone to go into the broadcasting business. Satellite radio faces competition that didn’t exist a mere decade ago, such as digital radio and cell phones; iPods are also starting to factor in both radio and video.

In short, innovation is making these monopoly concerns look like a Saturday Night Live parody. The merger should be given the go-ahead immediately-and investors had better hope the new entity can survive the onslaught of once unforeseen competition.

It’s nothing new for regulators to be behind the technology eight ball. Years ago when Xerox invented the copier business and drew the unwelcome antitrust attention of the Federal Trade Commission, bureaucrats didn’t foresee that a slew of companies would soon make cheaper, less advanced copiers that over time would become more efficient and reliable and would, ultimately, eat Xerox’s lunch. Once mighty Xerox stock today sells at only a fraction of its price ten years ago. And don’t forget that decades ago GM and IBM were frequently eyed by antitrusters. Competition and innovation sharply cut the clout and comparative size of both giants.

In free markets, monopolies are always short-lived.

Thinking “Siriusly” About Satellite Radio Competition

The Free State Foundation

April 09, 2007

If you harbor an unshakeable belief that satellite radio service constitutes a separate market for audio entertainment and information, you may also believe—and might try to convince me—that the eggs used in yesterday’s White House egg hunt were left by the Easter Bunny late Saturday night.

But I’m not going to be easily convinced. Indeed, if the National Association of Broadcasters and its terrestrial broadcaster allies are able to persuade the Department of Justice and the FCC to prevent the Sirius/XM merger on the basis that satellite radio constitutes a discrete product market, well then, maybe I’ll become a believer in the Easter Bunny too.

I’ve been reflecting on the proposed merger since it was announced. And at least at this point, the notion that satellite radio constitutes a discrete market for purposes of assessing the merger’s competitive impact seems problematical—and to defy common sense. As UBS put it in a February 20 investment research report: “The combination of an enhanced programming lineup with improved programming lineup with improved technology, distribution and financials will better position satellite radio to compete for consumers’ attention and entertainment dollars against a host of products and services in the highly competitive and rapidly evolving audio entertainment marketplace: including free “over the air” AM and FM radio, iPods, mobile phone streaming, HD Radio, Internet Radio, and next generation wireless technologies.”

Merrill Lynch had this to say on the same day: “The merged company could ultimately deliver greater content choice (more niche channels given greater bandwidth), offer improved technology (radio receivers and traffic/data products), realize cost synergies and help satellite radio remain competitive in the evolving audio entertainment landscape as it competes with terrestrial radio, Internet audio media, HD radio and portable music players.”

Each year the FCC issues a report examining the status of video competition. As the Commission stated in its 2006 report: “The market for the delivery of video programming services is served by a number of operators using a wide range of distribution technologies.” The agency included in its competitive examination cable operators, direct broadcast satellite operators, broadband service providers and other wireline video providers, wireless cable operators, Internet-based video services, and DVDs and videocassettes. It would be difficult to understand why, in assessing competition in the audio market, the full range of distribution technologies similarly would not be considered. More pointedly, the Commission doesn’t ignore DBS satellite television in assessing competition in the video market, and neither do courts reviewing FCC media ownership decisions. Nor should they.

For my own part, I am not sure that the appropriate product market with respect to assessing the competitive impact of the XM/Sirius merger is not somewhat broader than strictly audio entertainment and information. Consider that both cable and DBS “multichannel video programming distributors” offer many different channels of audio only programming. In today’s fast-changing technological and marketplace environment, perhaps the relevant market is the audio and video information and entertainment market.

With my free market-orientation, I confess to being a bit baffled by some of the comments I have read from those who often share my market-orientation. For example, my friend Scott Cleland has a blog entry in which he opposes the Sirius/XM merger as anti-competitive. Cutting through the heated rhetoric, at bottom his objection seems to be that XM and Sirius are operating on government-licensed spectrum. Scott claims “that spectrum grant alone makes satellite radio a separate and distinct market for antitrust purposes.”

This “spectrum alone” contention simply can’t be right. While there may be certain aspects of the spectrum license grant and accompanying conditions that are relevant for assessing competitive impacts, the use of a certain block of frequencies alone cannot be determinative for purposes of defining a relevant product market. Terrestrial radio and television broadcasters use spectrum too. So do DBS operators and wireless cable operators. Even cable and other multichannel video operators often use spectrum, say, cable relay frequencies and satellite earth stations, as part of their network configurations to deliver their audio and video services. The use of different spectrum blocks does not mean that these various forms of media do not compete with each other.

From my free market perspective, what seems crucially important for communications policy is to move beyond classifying and regulating services based on the technology used, or, to the same effect, based on whether a particular slice of the spectrum is used. You can read my views on this point at greater length in my Federal Communications Law Journal article, “Why Stovepipe Regulation No Longer Works: An Essay on the Need for a New Market-Oriented Communications Policy.” What’s important, whether for purposes of assessing the competitive impact of a particular merger or, more often, for purposes of deciding whether it is time to jettison or relax outdated and unduly burdensome technology-based regulations—say, media ownership regulations—is whether consumers have alternatives in the marketplace for the service or application in question.

My interest in the Sirius/XM merger has little or nothing to do with concern about whether either one of the two money-losing companies, or the merged company if the merger is approved, will be around in five or ten years. The same goes for terrestrial broadcasters, Apple’s iPod, mobile streamers, a particular cable or telephone company, and so on. Frankly, the way technologies and consumer tastes evolve so rapidly in today’s dynamic environment, I wouldn’t feel comfortable betting $10 on any one or the other of them surviving that long.

My main interest is that consumers continue to benefit from the array of information and entertainment choices that the digital revolution enables. Consumer welfare ultimately depends on continued long-run investment and innovation in the marketplace, with providers seeking competitive advantage by responding to consumer demands. And continued investment and innovation depend on regulators at DOJ and the FCC not taking such a constrained, static view of marketplace competition that they end up maintaining in place or adopting new regulations, or preventing market-driven mergers, which have such investment and innovation-stifling effects.

Two Can Play: Mock ad showing NAB flip-flops

Orbitcast

April 07, 2007

I figured that since the NAB can create anti-merger ads, I can just as well create my own pseudo-ad showing the NAB’s inconsistencies. So here goes:

"...this monopoly would reduce innovation for services and equipment for consumers since there will be no competition in their defined market."

- **NAB President, CEO David Rehr** testifying before the House Judiciary Antitrust Task Force (February 28, 2007)

No competition?

- **NAB President, CEO David Rehr** on "The Future of Broadcasting" (October 4, 2006)

Don't be fooled.

The National Association of Broadcasters is opposing the Sirius-XM merger to limit competition, not promote it.

Orbitcast.com

NAB Shill Says He Didn’t Flip-Flop, Adds Sky Is Green And Down Is Up

Techdirt

April 06, 2007

from the yeah-we-believe-you dept

On Wednesday, we noted how an analyst’s view of the competition satellite-radio companies face changed drastically once his firm got paid by the NAB — the group representing terrestrial radio broadcasters that’s fighting the XM-Sirius merger. Back in 2005, before being influenced by the NAB’s money, the analyst said that satellite radio faced competition from a wide variety of other media, including terrestrial radio, MP3 players and internet services. Fast-forward to a few weeks ago, after the NAB hired his firm to write a biased report in yet another attempt to undermine the merger, and he calls such a viewpoint “ludicrous.” Now, the guy denies flip-flopping, saying that his 2005 viewpoint was talking about competition that satellite radio might face in the future. Right, that explains things. Only it doesn’t. While the 2005 report does discuss how the market will play out in the future, it also talks about how satellite radio was already facing “in-car competition” from AM and FM radio and other media. The guy denies the assertion that he’s an NAB shill, even though he admits that he was hired to write something “the NAB could use”. The NAB and its shills can assert that they don’t compete with satellite radio until they’re blue in the face, but it simply isn’t true. Not only do their protestations about the merger undermine this claim, but as a commenter pointed out, the NAB’s chairman and CEO David Rehr has even talked about how the terrestrial radio industry is facing competition from “satellite radio, Internet radio, iPODs, other MP3 players, cell phones and others.” In that very same speech to the National Press Club, Rehr talks about “the best new business models of any industry can be stopped cold by wrong legislation or regulation.” He’s right on that point — when that regulation masks an entrenched’s industry’s unwillingness to compete in the marketplace against new services and business models.

Busted: Carmel Group has already defined Satellite Radio’s competitors

Orbitcast

April 04, 2007

In the recent Carmel Group study, Senior Analyst and Chairman Jimmy Schaeffler writes an analysis about the proposed XM-Sirius merger, and drafts point-by-point blows combating each argument in favor of the merger.

One key aspect that Schaeffler argues against is the definition of the competitive landscape. Here’s a quote from the Carmel Group report:

“Sirius and XM make an argument that is critical to the success of this proposed merger. They state that their competitive landscape presently includes all forms of terrestrial radio (i.e., analog AM and FM, digital HD and Internet radio), as well as digital services such as MP3 devices and music-to-cellular telephones. This position is ludicrous. In fact, nothing could be further from the truth.”

Note that I added the emphasis on the “ludicrous” statement. That’s something that the media is picking up on very heavily.

But exactly how ludicrous is this position? Exactly how far from the truth could it be? Not too far I guess, because Jimmy Schaeffler took that position himself in a Carmel Group article written in October 05, 2005:

“…satellite radio, with more than seven mil. subscribers, and its competition comes in the form of traditional analog AM & FM radio, as well as burgeoning services like MP3 players, terrestrial radio, and video- and Internet-to-the-vehicle. “

Now that’s not a selectively snipped quote. Read the full article yourself - it goes on to outline and describe satellite radio’s competition, and what obstacles they will face in the years to come.

This is an article that was written (free of any funding from the NAB) only a year and a half ago by The Carmel Group, and it explicitly defines satellite radio’s competitors. But yet an NAB commissioned report by the same group suddenly claims that any such definition is “ludicrous.”

Coincidence?

How Can New Satellite Radio Merger Analysis Be ‘Independent’ When The NAB Paid For It?

Techdirt

April 03, 2007

from the curious-how-that-works dept

Research firm, The Carmel Group, has come out with a new report that supposedly tries to show why having XM and Sirius merge would be bad for consumers. The group also put out a similar report back when DirecTV and EchoStar tried to merge — and some credit that report with killing off that merger. What the report apparently tries to highlight is that as Sirius and XM competed with each other, they continually tried to one-up each other with new features and services — thus suggesting that competition between the two was strong. Now, obviously, we feel that competition like this does drive innovation, but it brushes aside the fact that competition also comes from terrestrial radio, iPods and other forms of entertainment. The folks over at Orbitcast point out that they could just as easily create a report highlighting how terrestrial radio has changed as it competes with satellite radio as well. Still, the silliest thing about this “research” is that the press is reporting that this is an “independent” report — despite being funded by the NAB. We’ve already covered some of the dirty tricks the NAB is pulling in trying to prevent the merger, but to call a report that they funded “independent” isn’t exactly realistic. The group is squarely against the merger, though the stronger they come out against the merger, the weaker their argument is. If they really believe that satellite radio doesn’t compete with terrestrial radio (who the NAB represents), then why are they so concerned about the merger? If it would really lead to higher prices for consumers and less service, wouldn’t that be a good thing for terrestrial radio? It would mean that more people would stick with good old fashioned terrestrial radio rather than bailing for satellite radio.

Busted: Mike Hubbard, sponsor of Alabama anti-merger resolution, owns radio station (and more)

Orbitcast

March 31, 2007

Remember that resolution against the XM-Sirius merger that was passed in Alabama? Well it seems that several keen-eyed commenters have noticed that the chief sponsor of the resolution actually owns a terrestrial radio station as well as a production company.

Mike Hubbard, Alabama’s House Minority Leader and the chief sponsor of a resolution against the Sirius-XM merger (HJR144) cites his own possible conflict of interest in his official bio:

“Hubbard’s company, Auburn Network, Inc., owns and operates WANI NewsTalk 1400, a commercial radio station in the Auburn/Opelika market as well as Studio 197, an audio production company serving the national broadcast industry…”

In his legislative bio, we also learn that Hubbard is a member of the Alabama Broadcasters Association which identifies itself as a trade association representing radio and televisions stations. The ABA itself has officially denounced the XM-Sirius merger, obviously using the strength of its 287 members (particularly one certain House Minority Leader) to push forward their agenda.

Conflict of interest? Nah, it’s for the good of the people!

If Terrestrial Radio Broadcasters Don’t Compete With Satellite Radio…

Techdirt

March 01, 2007

from the you’ve-got-some-explaining-to-do dept

We’ve talked about the debate concerning whether or not XM and Sirius should be allowed to merge a few times. Those who are worried about it creating a monopoly seem to ignore the fact that the market isn’t for “satellite radio” but for audio entertainment — which goes well beyond satellite radio to things like terrestrial radio, HD radio, iPods, podcasts and much, much more. It seems like a no brainer. However, there’s almost no way to make sense of the testimony of David Rehr, President of the NAB, to the House Judiciary Committee on why the merger should not be allowed. He starts out by saying that the merger would create a monopoly. However, if that’s true, then it’s not clear why he’s an interested party at all. He’s there representing the terrestrial radio broadcasters — and the more that he complains about this merger, the more that it sounds like those broadcasters absolutely do view the satellite radio companies as direct competition. In fact, the terrestrial broadcasters have publicly admitted that they face strong competition from satellite radio. If those broadcasters are so worried that the satellite radio firms would “abuse” their so-called monopoly position to raise rates, then wouldn’t that represent a huge opportunity for terrestrial radio to win back listeners?

In the meantime, we’re still wondering how the NAB can say with a straight face that satellite radio doesn’t compete with terrestrial radio, while at the same time demanding a relaxation of media ownership rules and using satellite radio as an example of why old media ownership rules no longer apply. That NAB page says: “The FCC should relax unreasonable ownership restrictions on the media. Broadcasters believe that these decades-old rules should be updated to reflect the dramatic changes in the media marketplace, including the growth of cable TV, satellite TV and radio, and the Internet.” So, apparently, satellite radio is competition when it comes to media ownership... but not competition when it comes to mergers?

They Cannot Be Sirius - Satellite Radio

The Economist

February 24, 2007

Regulators May Oppose the Merger of America’s Two Satellite-Radio Firms ☐☐ EVEN a cursory glance into a typical van pulling into the car park of an American mall reveals a bewildering amount of entertainment activity going on inside. Mum is likely to be talking on her mobile phone behind the wheel. Music will be playing from an iPod, or from a satellite or terrestrial radio station. The children in the back have their own iPods, mobile phones or games consoles, or are watching video on screens built into the seats in front. America’s cars, boats and recreational vehicles are fast becoming entertainment centres that happen to have wheels.

It is therefore somewhat surprising that Kevin Martin, the chairman of the Federal Communications Commission (FCC), which regulates America’s telecoms and media industries, responded negatively to news this week that America’s two satellite-radio companies want to merge. Sirius, based in New York, and XM, based in Washington, DC, plan to unite in an exchange of shares that would leave each firm’s shareholders with half of the new company, worth about $11 billion on the day of the announcement, February 19th. But first they need approval both from America’s Department of Justice, which rules on antitrust matters, and from the FCC, which looks out for the more arbitrary “public interest”. Mr Martin said that the “hurdle” would be “high” for Sirius and XM to prove that their union would not limit consumer choice or affordability.

In fairness, Mr Martin can point to an FCC rule that specifically bars Sirius and XM from merging. But that rule was written a decade ago, when neither company had begun its service, and years before iPods, podcasts and other neologisms had battled their way into the English vocabulary. Sirius and XM have since launched their satellites, struck deals with carmakers to build receivers into their vehicles and signed exorbitant contracts to license content-most notoriously with Howard Stern (pictured), the country’s most sexually explicit “shock jock”, whom Sirius is paying $500m over the course of five years. Such deals, and the proposition of music, sports and news uninterrupted by advertising breaks, have enabled both firms to attract plenty of paying customers-XM has 7.6m, Sirius 6m-although forecasts have fallen in the past year.

Not surprisingly in a new business where most costs are fixed rather than variable, both firms still make losses. But this cost structure, rather than a desire to increase market power, is what makes the deal attractive, says Craig Moffett of Sanford C. Bernstein, a broker. By teaming up, the two firms can cut their fixed costs, the biggest of which is content. A merger “would cut the cost of Howard Stern in half,” says Mr Moffett, and so move the combined firm closer to profit. It is “unlikely”, he contends, that the merged firm would raise prices beyond the $12.95 per month that both Sirius and XM now charge subscribers.

But what about choice? Counter-intuitively, a merger would lead to more of it, say XM and Sirius, since it would allow them to drop channels that duplicate each other and to replace them with a wider range of niche channels. The FCC, however, will also be on the receiving end of an opposing view, delivered loudly from the politically powerful National Association of Broadcasters (NAB), an industry lobby with members such as Clear Channel, the country’s largest terrestrial radio broadcaster. The NAB is expected to argue that the newly unified satellite outfit would put local programming on some of its new niche channels, which would violate today’s rules and compete with terrestrial radio stations. This would be an odd argument in some ways, since the violation would consist of increasing consumer choice, not limiting it.

In the past Mr Martin, a Republican, has been sympathetic to the NAB. Of the other four commissioners, two are Democrats who tend to be wary of “media consolidation” and two are Republicans who may be more inclined to take a friendly view of the merger. There is, in short, a lot of politics to contend with, which makes a sensible outcome far from assured.

Sirius, XM: Tough luck?

Chicago Tribune

February 23, 2007

Sirius and XM, the country’s only providers of satellite radio, want to merge. Their reasons are obvious. Over the last eight years, the two have lost a combined $7 billion, and they don’t see a way to profitability.

They have a combined 14 million subscribers, but they’re still losing lots of money. One reason: They handed out giddy sums to lure programming such as Howard Stern, the National Football League, Oprah Winfrey and Major League Baseball. Heck, whatever Sirius paid for Bubba the Love Sponge, it was too much.

So, should regulators tell Sirius and XM: Tough luck, you made a bad bet, no merger allowed? A merger, after all, would create a satellite radio monopoly.

Well, not so fast. A merger might make sense, even for consumers.

XM and Sirius are the only companies that reach you by satellite, but there are plenty of other competitors for what goes in your ears. This market is changing with amazing speed.

Consumers can pay $12.95 a month for Sirius or XM. Or they can listen to thousands of free radio stations around the world via the Internet. They can listen to radio downloads on their MP3 players. About 10 percent of the 12,500 broadcast radio stations have upgraded to high-definition signals, a number sure to grow. HD allows broadcast stations to expand their offerings via digital multicasting and, eventually, they will provide datacasting of weather, stocks, sports, traffic, etc. HD radio will usher in static-free sound, which will bring FM quality sound to the AM radio band and CD-quality sound to FM.

A merged Sirius/XM would compete against all of the above. Lest a combined Sirius/XM is tempted to send its subscription price soaring, it will find that consumers do have options, and more options every day.

The merger has to pass muster with the Justice Department and the Federal Communications Commission. FCC Chairman Kevin Martin has said the deal faces “high” hurdles to win approval. Indeed, the FCC granted Sirius and XM operating licenses a decade ago on the condition that the licenses would not eventually be owned by the same company.

But regulators have to be forward-looking in their analysis. They can’t evaluate this in terms of a 10-year-old agreement. In the communications sphere, that was centuries ago.

They need to consider where competition is today and where competition will be tomorrow. And then they have to be humble, because their powers of forecasting haven’t been great.

A decade ago the FCC thought it saw the future and decreed there would be two licenses for satellite radio. The companies awarded those licenses would compete with each other.

The market had different ideas.

Radio via the Internet was barely a blip on the horizon back in the ‘90s. Last year, 52 million Americans listened to Web radio, a 35 percent jump over the previous year.

In the ‘90s, no one had heard of an iPod. Yet, more than 70 percent of 2007 cars made in the U.S. offer easy integration with an iPod. Satellite radio is just another option in a universe that is changing with astonishing speed.

So let’s hear more from Sirius and XM about this proposed deal. The government doesn’t want to kill satellite radio—but that’s a possibility if both these money-losing players go under.

Better to permit the merger and invite other companies to seek a license to launch satellite radio. Perhaps no one would jump at the opportunity, which involves a massive upfront investment. But a combined Sirius/XM certainly would have competition from emerging businesses—and from businesses no one has yet dreamed up.

Let XM and Sirius Merge

Los Angeles Times

February 27, 2007

The FCC shouldn’t stop the nation’s two providers of satellite radio from joining forces, because they would be only one of many in the audio entertainment business.

Federal regulators are notoriously slow to act, yet it took Federal Communications Commission Chairman Kevin Martin less than half a day to erect a daunting roadblock to the proposed merger of the country’s two satellite radio services, XM and Sirius. Within hours of the companies’ announcement of their intention to combine operations, Martin issued a statement saying that XM and Sirius “would need to demonstrate that consumers would clearly be better off with both more choice and affordable prices.”

Although that’s not the same as saying a merger is “unthinkable” — the magic word that former FCC Chairman Reed Hundt used to pre-empt a rumored deal between AT&T and SBC Communications in 1997 — Martin’s two-pronged test sets a nearly unsurmountable bar. It’s hard to argue that “more choice” results when the only two suppliers of a product combine, or that the merged entity will be deterred from hiking the fees paid by its subscribers (14 million at last count). In addition, when the FCC issued two licenses for a national satellite radio service in 1997, it said that they could not be owned by a single company. Similarly, when the two satellite TV services attempted to merge in 2002, they ran into withering resistence from both the Justice Department and the FCC.

That said, Martin’s statement is inconsistent with the approach the FCC has taken on media consolidation in general. The goal should be to promote choice not in the niche occupied by XM and Sirius, but in the general market of audio entertainment. As Martin and other Republicans on the FCC have often noted, technology is enabling consumers to get radio programming and on-demand audio services in a variety of new ways. That makes the overall market hotly competitive, particularly among national players.

Consider a few statistics. Half of the new cars sold in the U.S. this year will have stereo systems designed to work seamlessly with an iPod, and 60% will have inputs that work with any brand of portable music player. In addition to songs, those devices can play podcasts — a recorded program that emulates over-the-air radio — from more than 44,000 sources. Of the roughly 12,500 over-the-air stations pumping out conventional radio broadcasts, about 1,200 also broadcast in digital — frequently, with more than one channel in different formats. Meanwhile, a growing number of cellular phone and municipal wireless networks are enabling mobile devices to tap into the expanding ranks of online music services. As of late December, there were nearly 80 citywide or regional wireless networks in operation, with an additional 150 planned.

Meanwhile, both Sirius and XM are bleeding money at prodigious rates as they try to amass the number of subscribers needed to overcome their debt and depreciation costs. According to their most recent financial statements, Sirius spent almost twice as much to operate and promote its service as it collected from subscribers and advertisers, while

XM spent about 25% more on operations than it collected. Allowing them to merge could save them billions of dollars in marketing and maintenance expenses while preserving satellite radio as one of many alternatives available to consumers.

Anticipating resistance from the FCC, the companies said they would let people subscribe to channels on a more à la carte basis — a favorite cause of Martin’s, at least where cable and satellite TV are concerned — and broaden their programming. They also said the combination would lead to less expensive receivers and more advanced services, such as delivering improved traffic and weather reports. The FCC should look at these concessions, declare victory and approve the merger.

In addition, the “Merger Resources” page of the internet website also contains links to the following fact sheets included on the internet website:

Fact Sheet on Competition

Today, satellite radio faces robust, dynamic and growing competition from a broad variety of products and services. Consumers now have many ways of getting music, news and other content to listen to at home and in their cars. In addition to competition from free “over-the-air” AM, FM, and HD Radio, Internet radio, music subscription services, iPods and other MP3 players, CD players, and cell phones, satellite radio will face new challenges as technologies and services like 3G, WiMax and MediaFLO gain more popularity.

The proposed satellite radio merger is the best way to maintain vigorous, long term competition in the audio entertainment market – and the best way to promote the broadest possible choices for consumers.

•

A huge AM and FM radio presence dominates audio entertainment across the country. Offered at no charge to listeners, AM and FM radio boast more than 280 million listeners – compared to about 14 million satellite radio subscribers.

•

The AM/FM radio industry has committed hundreds of millions of dollars to promoting HD radio technology – it offers listeners commercial-free, CD quality broadcasts in their homes and in their cars, again at no charge to listeners. It is estimated that HD radio sales will reach 1.51 million by the start of 2008.

•	Internet radio is a large and fast-growing force with more than 50 million estimated users and a 50% increase in the number of weekly users over the last year.

•

iPods and other MP3 players are also enormously popular audio entertainment devices, with more than 100 million sold as of 2006. By 2011, 60 million U.S. cars are expected to have factory-installed iPod jacks.

•	Internet music download and subscription services, as well as CD players, provide consumers with even more audio entertainment choices.

•

Digital music is also beginning to be offered on cell phones and iPhones. MediaFLO, a new data transmission technology that will soon be available to 100 million customers of Cingular and Verizon, will also offer audio entertainment options.

•

Once the merger is complete, the new company will be able to look for new and innovative ways to deliver satellite radios to our customers. We will be able to put a greater emphasis on the development of devices that will be lighter, thinner, more functional and have a longer battery-life.

•	US motor-vehicle registrations excluding buses as of 2005; Source: Bureau of Transportation Statistics

•	US PCs in use as of 2005; Source: Computer Industry Almanac

•	US weekly AM/FM radio listeners (12+); Source: Arbitron Radio Today, 2006 Edition

•	US wireless subs as of 6/30/06; Source: CTIA

•	Apple Chief Operating Officer Tim Cook - Goldman Sachs Technology Investment Symposium

•	Satellite radio subscribers; Source: Company estimates

ANOTHER CHAPTER IN NAB’S SEVENTEEN-YEAR CAMPAIGN TO STIFLE

SATELLITE RADIO AND STIFLE COMPETITION

As the National Association of Broadcasters (“NAB”) begins its annual meeting in Las Vegas, it is time to take stock of the organization’s long history of lobbying in Washington to stop competition from satellite radio Their latest effort to block the merger of Sirius and XM is only part of a long expensive campaign to attack satellite radio and forestall effective competition.

In a multimillion dollar effort that began seventeen years ago, the NAB repeatedly opposed the creation of satellite radio because it would compete with its members’ radio stations:

1990: The NAB tried to make end run around government plans to create a satellite system by proposing a digital system using land-based radios.

1992: NAB mobilized opposition to the FCC’s proposal to set aside spectrum for satellite radio.

1994: The NAB submitted a filing to the FCC opposing any licenses to operate satellite radio technology.

1995: The NAB filed a report with the FCC and mounted a publicity campaign warning that satellite radio “will fragment radio audiences and make local radio unprofitable.”

1997: The NAB paid Kagan Consulting to produce an “independent report” claiming that FM radio would suffer great financial harm from satellite radio.

The NAB’s efforts to stop satellite radio failed. That, however, didn’t stop their rhetoric. Last September, in his remarks to the NAB Radio Show in Dallas, Texas, NAB President and CEO David Rehr declared, “In 2006, we have satellite and internet radio [as competitors]. And barely a day passes without the introduction of a new competing device or service. But we have news for our competitors: ‘We will beat you – as we have beaten those change agents in the past.’ ”

Although XM and Sirius together have a mere 3.4% of the total radio listening, as measured by a recent Arbitron survey, the NAB is again lobbying the government, this time seeking protection from the enhanced competition they would face from the merged company.

As soon as the merger was announced, the NAB embarked on a non-stop-campaign to bend the truth and distort the facts about the merger:

•

The NAB funded a phony consumer front group called the Consumer Coalition for Competition in Satellite Radio (C3SR), to oppose the merger. C3SR claimed to be an independent grassroots consumer organization and refused to say who funded it. The group has since been exposed by Corporate Crime Reporter as a NAB front group.

•

The NAB also paid the Carmel Group, a California consulting firm, to change its views about competition in the audio entertainment market. In an article written a year-and-a-half ago, before being hired by NAB, Carmel’s Jimmy Schaeffler described satellite radio’s competitors as “traditional analog AM & FM radio, as well as burgeoning services like MP3 players, terrestrial radio, and video- and Internet-to-the-vehicle.” This month, after receiving money from the NAB, Mr. Schaeffler produced a white paper saying exactly the opposite.

•

The NAB has used its money for any Washington hired guns it could find. The Wall Street Journal reported that “Former Attorney General John Ashcroft, who sent a letter… to his successor Alberto Gonzales blasting the proposed merger… approached XM in the days after the merger was announced offering the firm his consulting services.”

•

Not content to change minds only in Washington, the NAB has worked to influence state legislatures as well through dubious means. For instance, the chief sponsor of an anti-merger resolution in the Alabama legislature is a member of the Alabama Broadcasters Association who owns a terrestrial radio station and an audio production company serving the national broadcast industry.

And, of course, their rhetoric has changed. NAB President Rehr now claims that satellite radio doesn’t compete with AM and FM radio. The harder NAB works to quash competition, the easier it is to see their hypocrisy.

NAB Opposition

For over twenty-five years, the NAB has objected to the evolution of communications technology, including satellite television, “drop in” radio stations, low-power radio and low-power TV band devices, in addition to their opposition to satellite radio. We have come to expect consistent, unbridled criticism from the NAB when it comes to new technology.

So what makes satellite radio different? Opposition to the SIRIUS-XM merger is simply the latest and greatest in the NAB’s persistent resistance to change. Let’s take a look at the evidence…

Satellite Television… In the 1980s, the NAB fought the FCC’s decision to award DBS licenses, claiming that the Communications Act forbade a nationwide licensee. Its position was so extreme that a federal appeals court described the NAB as “luddite[s],” saying it would be irresponsible to deny consumers “new technology that offers the promise of substantial public benefit.” Moreover, the court chided terrestrial broadcasters, commenting that “the Act does not entrench any particular system of broadcasting: existing systems, like existing licensees, have no entitlement that permits them to deflect competitive pressure from innovative and effective technology.” (NAB v. FCC, 790 F.2d 1190, 1197-98 – D.C. Cir., 1984).

“Drop-In” Stations… In the 1980s, the FCC issued a decision allowing the allotment of additional FM frequencies. The NAB and other broadcasters sought to have restrictions imposed on the operation of these so-called “drop-in” FM stations, which were made possible by technological improvements in radio receivers. The NAB also filed a petition for reconsideration of the FCC’s decision to authorize the new stations.

Low-Power Radio… The FCC first proposed the establishment of rules for low power radio service in 1999. The NAB and other broadcasters submitted comments vehemently opposing this new service. As noted by then-FCC Chairman William Kennard, this opposition was “about the haves—the broadcast industry—trying to prevent the have-nots—small community and educational organizations—from having just a little piece of the pie. Just a little piece of the airwaves which belong to all of the people.” (Statement of FCC Chairman William E. Kennard on Low Power FM Radio Initiative, 2000 FCC Lexis 1536 – March 27, 2000)

Low-Power TV Band Devices… In 2004, the FCC proposed to allow certain types of unlicensed devices to operate in the broadcast television spectrum at locations where the spectrum is not being used. As the Commission explained, permitting such operations would enable “more efficient and effective use of the TV spectrum and would have significant benefits for the public by allowing the development of new and innovative types” of broadband devices (Unlicensed Operation in the TV Broadcast Bands; Additional Spectrum for Unlicensed Devices Below 900 MHz and in the 3 GHz Band, 19 FCC Rcd 10018 – 2004). The NAB [and other broadcast interests] sought to impede the operation of these new devices, though they would operate only on channels not being used for licensed services. Even after the FCC issued a decision in 2006 authorizing the devices, the NAB and other broadcast interests asked FCC to impose an extensive set of restrictions on the operation of the devices.

Satellite Radio… From the start, the NAB vehemently opposed allocation of spectrum for and licensing of satellite radio, asserting that it would destroy local radio broadcasting. The radio industry’s evidence was embarrassingly thin ranging from studies that assumed satellite radios would be free, claiming that a temporary revenue fall-off during a recession was indicative of the declining fortunes of terrestrial broadcasters, to a survey of radio station executives, each of whom claimed that satellite radio would be the death of localism. Ultimately, NAB’s opposition delayed licensing satellite radio for seven years. Now the organization is looking to stop the SIRIUS-XM merger from going through, using any means necessary.

The NAB’s public opposition to the SIRIUS-XM merger is an effort to advance its members’ interests under the guise of consumer rights. The organization’s opposition to the transaction is not indicative of the value of the transaction itself, but rather is symptomatic of the NAB’s conservativeness, self-interest and consequent hostility toward new technology.

NAB: What They Said Then vs. What They are Saying Now

The National Association of Broadcasters (NAB) has gone to great lengths to impede the SIRIUS-XM merger, and in the “say anything, do anything” process has not only put its credibility on the line, but has also radically misrepresented the competitive environment in which satellite radio operates. Since the merger was announced on February 20th, the NAB and the Carmel Group (a paid advocate for the NAB) have contradicted themselves time and time again on this matter. Before the merger was announced, the NAB and its paid advocate cited satellite radio as one of AM/FM’s rivals in the highly competitive audio entertainment industry. However, after the merger was announced, these groups drastically changed their characterizations of industry competition in order to bolster their opposition to the SIRIUS-XM combination. The proof of these groups’ contradictions is in their own words:

WHAT THEY SAID BEFORE THE MERGER WAS ANNOUNCED:

•

“…the new player is satellite radio, with more than seven million subscribers, and its competition comes in the form of traditional analog AM & FM radio, as well as burgeoning services like MP3 players, terrestrial radio, and video- and Internet-to-the-vehicle.” (Jimmy Schaeffler of The Carmel Group, “Growing Another Telecom Pie; Satellite Radio’s In-Vehicle Competition,” October 5, 2005)

•

“First it was TV, then LP’s, then cassette tapes – then my favorite – eight-tracks – then CD’s – now it’s iPods…And today is no different. In 2006, we have satellite and Internet radio. And barely a day passes without the introduction of a new competing device or service.” (David K. Rehr, 2006 NAB Radio Show, September 21, 2006)

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“Who are the newer competitors? …On the radio side, we have satellite radio, Internet radio, iPODs, other MP3 players, cell phones and others.” (David K. Rehr, The National Press Club, October 4, 2006)

WHAT THEY ARE SAYING NOW:

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“…the national satellite radio market currently is a two-company duopoly trying to become a government-sanctioned monopoly. There are two companies in the market for nationwide, multichannel mobile audio programming services.” (David K. Rehr, Oral Testimony Before The U.S. House Judiciary Antitrust Task Force, February 28, 2007)

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“… XM and Sirius compete ferociously against each other in the market for nationwide multichannel mobile audio services, and no one else.” (David K. Rehr, NAB Statement On FCC’s Satellite Radio Market Definition, March 30, 2007)

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“[SIRIUS and XM] state that their competitive landscape presently includes all forms of terrestrial radio (i.e., analog AM and FM, digital HD and Internet radio), as well as digital services such as MP3 devices and music-to-cellular telephones. This position is ludicrous. In fact, nothing could be further from the truth.” (The Carmel Group, Carmel Group Study: “Higher Prices, Less Content and A Monopoly: Good For The Consumer? The Proposed Sirius-XM Merger,” April 2007)

Despite the NAB’s efforts to distort the competitive landscape, the facts remain clear: the audio entertainment industry is highly competitive and will remain so following the SIRIUS-XM merger. The incredible effort that the NAB is expensing to oppose this merger is, in itself, evidence of how intense the competition has become. Satellite radio is just one alternative available to consumers among a wide spectrum of audio entertainment choices, including free AM/FM radio, HD radio, internet radio, mobile phones, CDs, MP3 players and iPods. For the NAB to say otherwise is hypocritical.

We appreciate the opportunity to share our perspective and for your interest in this matter. If we can be of assistance as you continue to report on the SIRIUS-XM merger, please let us know.

In addition, the “Merger Resources” page of the internet website also contains links to the following testimony of Mel Karmazin, Chief Executive Officer of Sirius Satellite Radio Inc., included on the internet website:

Testimony of Mr. Mel Karmazin

Chief Executive Officer

SIRIUS Satellite Radio

Before the House Judiciary Committee’s

Antitrust Task Force

Regarding the

“Competition and the Future of Digital Music”

February 28, 2007

Mr. Chairman,

Good afternoon. Thank you, Chairman Conyers, Ranking Member Smith, and members of the Anti-Trust Task Force for the invitation to talk with you about our merger with XM Satellite Radio.

I’m Mel Karmazin, the CEO of Sirius Satellite Radio. Before I came to Sirius in 2004, I was president of Viacom, and before that, president of CBS. I’ve spent just about my entire working life in the broadcast industry.

I am speaking today on behalf of both companies. With me here today is Gary Parsons, the chairman of XM. Gary is a veteran of the communications business, a real leader in the world of satellite radio. Gary and I are both looking forward to working together to create an exciting new company.

Gary’s leadership and talent are crucial to this merger. He built XM into the success it is today. I should point out that XM has the largest digital radio facility of its kind in the country, and is headquartered right here in Washington.

We firmly believe that this transaction is essential to preserving and enhancing choice for consumers. A combined company will be able to compete more effectively in the highly competitive and rapidly evolving audio entertainment marketplace. Our new enterprise will enhance the audio industry’s future.

I appreciate this opportunity to explain why we believe so strongly that this merger will benefit American consumers.

This afternoon I would like to focus on the two most important aspects of this merger:

1.	How this merger will lead to increased consumer choice and lower prices; and

2.	How this merger enhances competition in an already highly competitive market.

Consumer Choice and Lower Prices

Since the creation of satellite radio in 1997, the consumer has been at the center of our business plan. Consumer wants and needs have brought the technology and the industry to where it is today and the consumer continues to be our number one priority. That simple but important fact will not change post-merger. The long-term success of satellite radio rests on growing our subscriber base. As a single company, we expect to provide current and future subscribers the best and most diverse audio content available.

A merged company will also give subscribers additional programming options and pave the way for even more programming. We expect that consumers will no longer have to subscribe to both services in order to receive the most popular programming. We want subscribers on both systems to be able to listen to both the NFL and Major League Baseball. Both the PGA and NCAA basketball. Both Oprah Winfrey and Martha Stewart.

Moreover, in the long-term the significantly expanded channel capacity of our merged company will give consumers access to a greater range of programming. XM and SIRIUS already broadcast a wide range of commercial-free music channels, exclusive and non-exclusive sports coverage, news, talk, and entertainment programming. In the long-term, our combined company expects to be able to expand diverse programs for undeserved interests. For example, we hope to expand foreign language and religious programming.

The merger will also result in a combined focus on designing the best products and innovative services for our subscribers. By combining our research and development, we will be able to design and introduce radios and transmission infrastructure that will give satellite radio subscribers the best experience in audio entertainment. We will be able to speed the introduction of radios offering content from both of our services today – something that has been challenging as separate companies.

We anticipate that together, our radios will be smaller, lighter, simpler, and more technologically-advanced than what each company has on the market today. Over time, we will look to combine our satellite and terrestrial transmission infrastructure to deliver the broadest range of content and the highest level of service quality. Finally we’ll use our combined resources to improve upon our nascent non-audio services, like Backseat Video, real-time traffic and weather, and other infotainment-style data services. At the same time, we will accelerate the delivery of innovative services and products.

It is important to realize, however, that our individual radios will not become obsolete as a result of this combination. Any radios or other equipment that subscribers currently use will be fully supported by SIRIUS and XM. When more technologically advanced devices are ready, subscribers will make the decision to adopt them at a timing of their choice.

In summary, a merged Sirius and XM will be a boon to consumers. They will receive additional programming opportunities and choice at more competitive prices. They will have access to advanced equipment and services, but they will have the flexibility to adopt technology when they wish, secure in the knowledge that their current radio will continue to operate. And satellite audio will continue to be a viable consumer option in the modern audio entertainment marketplace—a marketplace that has undergone incredible growth and upheaval since the birth of satellite radio.

Enhanced Competition in the Audio Entertainment Industry

We operate in an intensely competitive environment and that competition will continue to intensify post-merger — and continue to provide an inherent check on programming as well as on pricing. Our long-term success rests on growing our subscriber base, and we simply will not attract new subscribers if we are not meeting consumer expectations on price and programming.

The dynamic growth in audio technology has given consumers an impressive array of choice – a significantly broader range of audio entertainment options from which to choose than was the case when we were first granted our licenses a decade ago in 1997. Back in 1997, an eon ago in the world of technology, audio entertainment was dominated by analog AM and FM radio. Digital broadcast radio did not yet exist. The Internet was still in its infancy; with multi-channel digital broadcast radio and broadband streaming Internet audio and radio still on the horizon.

Today’s options paint a stark contrast to those in 1997. Of course, satellite radio still competes vigorously with free over-the-air AM-FM radio – a service that exists in virtually every home and car in the country. That competition is becoming fiercer, as radio moves to digital broadcasts in response to satellite’s appeal. But we also face growing competition for our audience from emerging audio sources, including multi-channel digital broadcast radio, wireless broadband and mobile phone streaming.

But that’s just the beginning; an even wider range of new services are becoming mainstream. Wireless carriers are exploring new data and voice services as they deploy 3G and 4G networks. Multi-channel HD radio is spurring renewed growth in the terrestrial radio marketplace, with additional free programming choice. Services such as WiMAX and Media Flow are emerging as high-bandwidth, long-range content, and data transmission technologies.

It has only been 10 years since satellite radio was licensed. Could we have predicted 10 years ago that the audio entertainment marketplace would look the way it does now? One reason for all the new technological advancements is that competition in the audio entertainment market is robust. We are seeing new entrants on a regular basis as the market continues to meet the needs of the consumer. The reality is that consumers can choose from a wide range of different services and technologies that offer audio entertainment.

XM and Sirius are relatively small players in that highly competitive and rapidly evolving audio entertainment marketplace. Welterweights in an arena of heavyweights. There are 237 million vehicles in the United States, each of which offers a built-in AM and FM radio. There are another 230 million PCs in use that can access programming online, and there are 223 million weekly AM and FM radio listeners in the United States, and millions of cell phones for music listening, to programmed entertainment, music news, talk and information. Contrast that to Sirius and XM. The companies currently have about 14 million subscribers. Satellite radio is a David operating in a land of Goliaths and is hardly a threat to controlling the audio entertainment market.

But competition is healthy, and it benefits the consumer. Today when we think to ourselves, “I want to hear some of the jazz greats like Louis Armstrong, John Coltrane or Miles Davis,” we have a multitude of options at our fingertips. We can turn on our AM/FM radio and tune in to a jazz station; we can log on to the Internet and find the music online; or we can turn on our SIRIUS satellite radio and tune into Planet Jazz, Jazz Café or Spa 73.

Given the expansive market – within which satellite radio is only one of many alternatives – we are certain that an accelerating level of competition will exist post-merger. There is little doubt that satellite radio faces stiff competition from many of the technologies and entertainment platforms that I have already described. In fact, I would like to note for the committee that in the SEC filings of traditional radio companies, they readily acknowledge that they compete with satellite radio in a larger market for audio entertainment:

•

From Clear Channel Communications 2005 Form 10-K; page 24: “Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders.”

•

From COX Broadcasting / COX RADIO 2005 Form 10-K; page 8-9: “In addition, the radio broadcasting industry is subject to competition from new technologies and services that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite digital audio radio service and by digital audio broadcasting. Digital audio broadcasting and satellite digital audio radio service provide for the delivery by terrestrial or satellite means of multiple new audio programming formats with compact disc quality sound to local and national audiences.”

The fact is that we are in the middle of a rapid evolution of the audio entertainment industry. Together, SIRIUS and XM can compete more effectively. We will have the capacity to expand our market by offering more compelling and more diverse content to a greater proportion of the population. Our goal is to have as many people in this country look to us as a source of content relevant to them. By combining our companies, we are absolutely convinced that we are creating a company with tremendous potential. ‘We are confident that together we will be able to quickly and successfully integrate the two companies to deliver the greatest programming choices to our existing and new subscribers.

Our merger has resulted in one unexpected harmony. There are few – if any – issues where you’ll find the LOS ANGELES TIMES, the WALL STREET JOURNAL, USA TODAY, and the CHICAGO TRIBUNE in agreement. All four newspapers found that our merger is meritorious. The LA TIMES concluded that the audio entertainment market “is very competitive, particularly among the national players.” Mr. Chairman, Ranking Member Smith, and members of the Committee, thank you for this invitation to speak with you today about the very significant consumer benefits that this merger will produce. Sirius and XM together see great opportunities, and we believe that our growth will be faster and our service offerings will be more competitive on a combined basis.

This transaction is about choice. We look forward to the day this merger is approved and we can begin to provide consumers with best-of-breed programming as well as the acceleration of innovative services and products that they desire.

I look forward to answering any questions the Committee might have.

Testimony of Mr. Mel Karmazin

Chief Executive Officer

Sirius Satellite Radio

Before the House Energy and Commerce Committee’s

Subcommittee on Telecommunications and the

Internet

Regarding The Digital Future of the

United States: The Future of Radio

March 7, 2007

Mr. Chairman,

Good afternoon. Thank you, Chairman Markey, Ranking Member Upton, and members of the Telecommunications and Internet Subcommittee for the invitation to talk with you about the future of radio, and how our merger with XM Satellite Radio will strengthen that future.

I’m Mel Karmazin, the CEO of SIRIUS Satellite Radio. Before I came to SIRIUS in 2004, I was president of Viacom, and before that, president of CBS. I’ve spent almost 40 years in radio, and just about my entire working life in the broadcast industry.

With me here today is Gary Parsons, the chairman of XM. Gary is a veteran of the communications business, a real leader in the world of satellite radio. Gary and I are both looking forward to working together to create an exciting new company.

Gary’s leadership and talent are crucial to the future of radio. Gary, together with XM’s CEO Hugh Panero, built XM into the success it is today. I should point out that XM has the largest digital radio facility of its kind in the country, and is headquartered right here in Washington where the combined company will continue to have a significant presence.

As this hearing and this panel demonstrate, audio entertainment in the United States is a very competitive and rapidly evolving market. The AM/FM radio broadcasting industry is highly competitive with respect to listeners and advertising revenues. Radio comes as a standard feature in every vehicle manufactured without an additional cost to the consumer. Some radio stations have begun reducing the number of commercials per hour, expanding the range of music played on the air and experimenting with new formats in order to compete with other stations and satellite radio. Several major radio companies have launched advertising campaigns designed to assert the benefits of traditional local AM/FM radio.

While most traditional AM/FM radio stations broadcast by means of analog signals, the radio industry has made significant strides in rolling out advanced digital transmission technology. Digital broadcasting offers higher sound quality than traditional analog signals and the multicast of as many as five stations per frequency, significantly increasing the quality and quantity of content available to consumers. Digital radio broadcast services have been expanding, and an increasing number of radio stations in the U.S. have begun digital broadcasting or are in the process of converting to digital broadcasting. I understand that over 1,150 radio stations in the United States currently broadcast digitally. Like with traditional radio, digital radio is offered to consumers for free. BMW recently became the first automaker to offer factory-installed HD digital radio receivers as an option across all of its 2007 model year vehicles, and retail HD digital radios are available nationwide at many large retailers, including the nation’s largest retailer, Wal-Mart, which announced this week it will begin to sell HD radios.

A number of leading radio broadcasters have joined together to form the HD Digital Radio Alliance to accelerate the successful rollout of digital radio. The HD Digital Radio Alliance has announced a $250 million on-air advertising campaign to spur the adoption of digital radio.

Internet radio is also becoming a growing force in the market. A 2006 Arbitron study found that weekly listeners increased 50% in just the past year, and now approaches one in five Americans among key demographic segments. Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. Improvements from higher bandwidths, faster modems and wider programming selections will make Internet radio an even more significant competitor for listening in the home and office. Technologies like WiMax will also make internet radio more pervasive. In addition to the many free Internet streams, subscription Internet music services offer unlimited and fully-customizable play lists for a small fixed fee per month.

Several of the largest wireless providers currently offer radio-like services music to cellular phones, and a number of phones now contain FM radio receivers. For example, Sprint Nextel currently offers streaming music from a variety of providers plus a music store for purchase; Verizon Wireless offers the V CAST music service that can be played directly on a phone; and AT&T offers a variety of streaming content and has also partnered with Apple to offer the upcoming iPhone. Further, next generation wireless protocols will offer unprecedented broadband coverage and broadcast capabilities.

Lastly, a number of other entities have announced plans to deliver entertainment and media content through cell phones and other wireless devices, including: MediaFLO USA, a subsidiary of QUALCOMM; Modeo LLC, a subsidiary of Crown Castle International Corp.;

HiWire, an affiliate of Aloha Partners; and a joint venture of Sprint Nextel, Comcast, Time Warner Cable, Cox Communications and Advance/Newhouse Communications.

In addition, radio faces competition from numerous recorded media, including CDs, MP3 players and iPods. In fact, a large percentage of the new vehicles produced today come with an auxiliary jack in the radio solely to make MP3 players and iPods easier to use.

Contrast all of this amazing innovation with the market back in 1997, when the FCC granted licenses to SIRIUS and XM. Ten years may not seem long ago, but it was a different era in the evolution of audio entertainment. In 1997 there were no MP3 players, there was no HD radio, there was no Internet radio and no streamed music to cell phones. Satellite radio was in its infancy, and had yet to even launch its satellites or service. The 1997 market is not relevant to business decisions today, and it should not guide policy decisions in 2007. Indeed, if we have learned anything over the last 10 years about technology-driven transformation, it is that the only thing certain about audio entertainment is that it will continue to change rapidly in the years ahead.

So in this fast changing environment, how will the merger of SIRIUS and XM benefit consumers?

•

First, it will increase consumer choice. Today, consumers have many choices in the audio market, but for those who choose satellite radio services, there really are only forced choices: You can get great music plus the NFL, NASCAR and Martha

Stewart on SIRIUS; or, Major League Baseball, PGA Golf, Oprah and great music on XM. But if you want all of this, or the best of both, you need to subscribe to two services, buy two radios, and pay two monthly fees. Not surprisingly, only a small number of consumers make this choice. But if our merger is approved, we will offer consumers a much more attractive choice: the best of each service on one radio at a price well below the cost of the two services today.

•

Second, we will not raise prices. In fact, we expect to use savings from the synergies of the merger to lower the costs to consumers. In other words, subscribers who want to stay with their current SIRIUS or XM service will be able to do so, and they will not pay any more after the merger. Those who want to take advantage of new services, like the best of both program line-ups, will be able to do so for less than this would cost today – all with their current radio.

I want to emphasize that we view better prices for consumers as a win-win: something that would save consumers money and would strengthen our merged business at the same time. After all, we compete today with free terrestrial radio. About 14 million people have signed up as subscribers for either SIRIUS or XM and now pay $12.95 per month. The key to getting more subscribers for our merged company is not to widen the price gap between free and $12.95. Instead, it is to offer consumers a better value – meaning, more quality programming at better prices.

•

Third, no radio will become obsolete. After the merger, subscribers will be able to continue receiving either their present or expanded services using the radios they have today. At the same time, we fully expect that the merger will stimulate innovation by concentrating engineering talent and resources and accelerating the development of highly portable, low-cost, easy-to-use, multi-functional devices.

•

Fourth, in the long-term the merger will help increase programming diversity. Both SIRIUS and XM already broadcast a wide range of commercial-free music channels, exclusive and non-exclusive sports coverage, news, talk, entertainment and religious programming, channels in Spanish, Korean and French, as well as weather and traffic information for many cities. In the long run, the merger synergies will make it possible to use our channel capacity to enhance this diversity; and

•

Fifth, we believe that the merger strengthens competition in the audio entertainment marketplace. Proud as we are of what we have accomplished in 10 years, the fact is that our combined 14 million subscribers translate into about 3.4% of national radio listeners, according to the Fall 2006 Arbitron Survey. Interestingly, Arbitron found that satellite radio listeners are heavy listeners to radio in general, and spend even more time listening to AM/FM radio than they do satellite programming. Compare that to 237 million vehicles with AM/FM radios, 223 million weekly AM and FM listeners, or even the 230 million PCs that can access Internet delivered programming. XM and SIRIUS are relatively small players in a highly competitive and rapidly evolving audio entertainment marketplace: welterweights in an arena of heavyweights. The merger will make satellite radio a competitor with more choices and better prices, and consumers will be major beneficiaries of these changes.

These commitments to provide more choice, better prices, and utilize today’s radio are more than just words. We are prepared at the appropriate time to discuss each of these issues with regulators and to guarantee these benefits as a condition of our merger approval. From our standpoint, these guarantees are not only good for consumers, they also are essential to the long term success of the combined company.

From our inception, satellite radio has been a subscriber-based business dependent on meeting consumer expectations on both price and programming. The dynamic growth in audio technology over the past 10 years has given consumers and impressive array of new and additional choices.

It has only been 10 years since satellite radio was licensed. Could we have predicted 10 years ago that the audio entertainment marketplace would look the way it does now? One reason for all the new technological advancements is that competition in the audio entertainment market is robust. We are seeing new entrants on a regular basis as the market continues to meet the needs of the consumer.

Given the expansive market – within which satellite radio is only one of many alternatives – we are certain that an accelerating level of competition will exist post-merger. There is little doubt that satellite radio faces stiff competition from many of the technologies and entertainment platforms that I have already described. In fact, I would like to note for the Committee that in the SEC filings of traditional radio companies, they readily acknowledge that they compete with satellite radio in a larger market for audio entertainment:

•

From Clear Channel Communications 2005 Form 10-K; page 24: “Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders.”

•

From COX Broadcasting / COX RADIO 2005 Form 10-K; page 8-9: “In addition, the radio broadcasting industry is subject to competition from new technologies and services that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite digital audio radio service and by digital audio broadcasting. Digital audio broadcasting and satellite digital audio radio service provide for the delivery by terrestrial or satellite means of multiple new audio programming formats with compact disc quality sound to local and national audiences.”

Clearly, we are in the middle of a rapid evolution of the audio entertainment industry marked by continuing innovation and expanding choice. It is not surprising in such a competitive and changing environment that some competitors would seek to use government to prevent others from gaining any ground. But it is ironic that many who raise questions about our proposed merger are working overtime themselves to consolidate their own positions in the audio entertainment market.

We are also pleased that the announcement of our merger already has resulted in some welcome harmony. There are few – if any – issues where you’ll find the LOS ANGELES TIMES, the WALL STREET JOURNAL, USA TODAY, and the CHICAGO TRIBUNE in agreement. All four newspapers found that our merger is meritorious. The LA TIMES concluded that the audio entertainment market “is very competitive, particularly among the national players.” USA Today wrote: “the merged entity would represent a more potent competitor to entrenched broadcast interests, one that would offer its customers a more enticing and complete product.”

Chairman Markey, Ranking Member Upton, and members of the Committee, the audio entertainment market today is vibrant, competitive, and innovative, and every indication is that it will be even more so in the future. We believe that the combination of SIRIUS and XM will be good for consumers as it will intensify this competition, expand the choices for consumers and accelerate the pace of innovation in the market. We appreciate this opportunity to share our views with you, and look forward to answering any questions you may have.

Thank you.

Testimony of Mr. Mel Karmazin

Chief Executive Officer

SIRIUS Satellite Radio

Before the Senate Judiciary Committee’s

Subcommittee on Antitrust, Competition Policy and

Consumer Rights

Regarding The XM-SIRIUS Merger: Monopoly or

Competition from New Technologies

March 20, 2007

Mr. Chairman,

Good afternoon. Thank you, Chairman Kohl, Ranking Member Hatch, and members of the Senate Judiciary Subcommittee on Antitrust, Competition Policy and Consumer Rights. I’m grateful for the opportunity to talk with you about how our merger with XM Satellite Radio will provide a significant consumer benefit and strengthen radio as we know it.

I’m Mel Karmazin, the Chief Executive Officer of SIRIUS Satellite Radio. Before I came to SIRIUS in 2004, I was president of Viacom, and before that, president of CBS. I’ve spent almost 40 years in radio, and just about my entire working life in the broadcast industry.

With me here today is Gary Parsons, the chairman of XM. Gary is a veteran of the communications business, a real leader in the world of satellite radio. Gary and I are both looking forward to working together to create an exciting new company.

Gary’s leadership and talent are crucial to the future of radio. Gary, together with XM’s CEO Hugh Panero, built XM into the success it is today. I should point out that XM has the largest digital radio facility of its kind in the country, and is headquartered right here in Washington where the combined company will continue to have a significant presence.

Let me begin by saying that audio entertainment in the United States is a very competitive and rapidly evolving market. The AM/FM radio broadcasting industry is highly competitive with respect to listeners and advertising revenues. There are over 10,000 terrestrial radio stations. Radio comes as a standard feature in every vehicle manufactured without an additional cost to the consumer. Some radio stations have begun reducing the number of commercials per hour, expanding the range of music played on the air and experimenting with new formats in order to compete with other stations and with satellite radio. Several major radio companies have launched advertising campaigns designed to assert the benefits of traditional local AM/FM radio.

While most traditional AM/FM radio stations broadcast by means of analog signals, the radio industry has made significant strides in rolling out advanced digital transmission technology. Digital broadcasting offers higher sound quality than traditional analog signals and the multicast of as many as five stations per frequency, significantly increasing the quality and quantity of content available to consumers. Digital radio broadcast services have been expanding, and an increasing number of radio stations in the U.S. have begun digital broadcasting or are in the process of converting to digital broadcasting. I understand that over 1,150 radio stations in the United States currently broadcast digitally. Like traditional radio, digital radio is offered to consumers for free. BMW recently became the first automaker to offer factory-installed HD digital radio receivers as an option across all of its 2007 model year vehicles, and retail HD digital radios are available nationwide at many large retailers, including the nation’s largest retailer, Wal-Mart, which announced two weeks ago that it will begin to sell HD radios.

A number of leading radio broadcasters have joined together to form the HD Digital Radio Alliance to accelerate the successful rollout of digital radio. The HD Digital Radio Alliance has announced a $250 million on-air advertising campaign to spur the adoption of digital radio.

Internet radio is also becoming a growing force in the market. A 2006 Arbitron study found that weekly listeners increased 50 percent in just the past year, and now approaches one in five Americans among key demographic segments. Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. Improvements from higher bandwidths, faster modems and wider programming selections will make Internet radio an even more significant competitor for listening in the home and office. Wireless broadband technologies, like WiMax, will also make radio more pervasive and not just something for the home or office. Indeed, Avis has recently announced a deal with Autonet Mobile to offer Avis customers wireless internet access in their rental cars by Spring of this year. In addition to the many free Internet streams, subscription Internet music services offer unlimited and fully-customizable play lists for a small fixed fee per month.

Several of the largest wireless providers currently offer radio-like services which deliver music to mobile phones, and a number of phones now contain FM radios. For example, Sprint Nextel currently offers streaming music from a variety of providers plus a music store for purchase; Verizon Wireless offers the V CAST music service that can be played directly on a phone; and AT&T offers a variety of streaming content and has also partnered with Apple to offer the upcoming iPhone. Additionally, next generation wireless protocols will offer unprecedented mobile broadband coverage and broadcast capabilities.

A number of other companies and consortiums have announced plans to deliver broadcast audio and video content through mobile phones and other wireless devices. Three companies – MediaFLO USA, HiWire and Modeo – have acquired nationwide or near-nationwide spectrum to deliver audio and video content through existing wireless service providers and are in the process of implementing, testing and launching service. A joint venture of Sprint Nextel and several cable companies is implementing a similar mobile entertainment platform.

In addition, radio faces competition from numerous recorded media, including CDs, MP3 players and iPods. In fact, a large percentage of the new vehicles produced today come with an auxiliary jack in the radio solely to make MP3 players and iPods easier to use.

Contrast all of this amazing innovation with the market back in 1997, when the FCC granted licenses to SIRIUS and XM. Ten years may not seem long ago, but it was a different era in the evolution of audio entertainment. In 1997 there were no MP3 players, there was no HD radio, there was no Internet radio and no streamed music to mobile phones. Satellite radio was in its infancy, and had yet to even launch its satellites or service. The 1997 market should not guide policy decisions in 2007. Indeed, if we have learned anything over the last 10 years about technology-driven transformation, it is that the only thing certain about audio entertainment is that it will continue to change rapidly in the years ahead.

So in this fast changing environment, how will the merger of SIRIUS and XM benefit consumers?

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First, it will increase consumer choice. Today, you can get great music plus the NFL, NASCAR and Martha Stewart on SIRIUS; or, Major League Baseball, PGA Golf, Oprah and great music on XM. But if you want all of this, or the best of both, you need to subscribe to two services, buy two radios, and pay two monthly fees. Not surprisingly, only a small number of consumers make this choice. But if our merger is approved, we will offer consumers a much more attractive choice: the best of each service on one radio at a price below the cost of the two services today.

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Second, we will not raise prices. In fact, we expect to use a substantial portion of the savings from the synergies of the merger to lower the costs to consumers. In other words, subscribers who want to have a service that is substantially similar to their current SIRIUS or XM service will be able to do so, and they will not pay any more after the merger. Those who want to take advantage of new services, like the best of both program line-ups, will be able to do so for less than this would cost today – all with their current radio. We also plan to make programming choices available at a cost below today’s $12.95 per month.

I want to emphasize that we view better prices for consumers as a win-win: something that would save consumers money and would strengthen our merged business at the same time. After all, we compete today with free terrestrial radio. About 14 million people have signed up as subscribers for either SIRIUS or XM and now pay $12.95 per month. The key to getting more subscribers for our merged company is not to widen the price gap between free and what satellite radio charges. Instead, it is to offer consumers a better value – meaning, more quality programming at better prices.

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Third, no radio will become obsolete. After the merger, subscribers will be able to continue receiving either their present or expanded services using the radios they have today. At the same time, we fully expect that the merger will stimulate innovation by concentrating engineering talent and resources and accelerating the development of highly portable, low-cost, easy-to-use, multi-functional devices.

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Fourth, in the long-term the merger will help increase programming diversity. Both SIRIUS and XM already broadcast a wide range of commercial-free music channels, exclusive and non-exclusive sports coverage, news, talk, entertainment and religious programming, channels in Spanish, Korean and French, as well as weather and traffic information for many cities. In the long run, the merger synergies will make it possible to use our channel capacity to enhance this diversity.

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Fifth, we believe that the merger strengthens competition in the audio entertainment marketplace. Proud as we are of what we have accomplished in 10 years, the fact is that our combined 14 million subscribers translate into about 3.4% of national radio listeners, according to the Fall 2006 Arbitron Survey. Compare that to 237 million vehicles with AM/FM radios, approximately 220 million weekly AM and FM listeners, or even the 230 million PCs that can access Internet delivered programming. XM and SIRIUS are relatively small players in a highly competitive and rapidly evolving audio entertainment marketplace: lightweights in an arena of heavyweights. The merger will make satellite radio a competitor with more choices and better prices, and consumers will be major beneficiaries of these changes.

These commitments to provide more choice, better prices, and utilize today’s radios are more than just words. We know our customers. We know what they want, and we are committed to serving their needs for the long term. We are prepared at the appropriate time to discuss each of the issues I have discussed in my testimony with regulators and to guarantee these benefits as a condition of our merger approval. From our standpoint, these guarantees are not only good for consumers, they also are essential to the long term success of the combined company.

From our inception, satellite radio has been a subscriber-based business dependent on meeting consumer expectations on both price and programming. The dynamic growth in audio technology over the past 10 years has given consumers and impressive array of new and additional choices.

It has only been 10 years since satellite radio was licensed. Could we have predicted 10 years ago that the audio entertainment marketplace would look the way it does now? One reason for all the new technological advancements is that competition in the audio entertainment market is robust. We are seeing new entrants on a regular basis as the market continues to meet the needs of the consumer.

Given the expansive market – within which satellite radio is only one of many alternatives – we are certain that an accelerating level of competition will exist post-merger. There is little doubt that satellite radio faces stiff competition from many of the technologies and entertainment platforms that I have already described. In fact, I would like to note for the Committee that in the SEC filings of terrestrial radio companies, they readily acknowledge that they compete with satellite radio in a larger market for audio entertainment:

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From Clear Channel Communications 2005 Form 10-K; page 24: “Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders.”

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From COX Broadcasting / COX RADIO 2005 Form 10-K; page 8-9: “In addition, the radio broadcasting industry is subject to competition from new technologies and services that are being developed or introduced, such as the delivery of audio programming by cable television systems, by satellite digital audio radio service and by digital audio broadcasting. Digital audio broadcasting and satellite digital audio radio service provide for the delivery by terrestrial or satellite means of multiple new audio programming formats with compact disc quality sound to local and national audiences.”

Clearly, we are in the middle of a rapid evolution of the audio entertainment industry marked by continuing innovation and expanding choice. It is not surprising in such a competitive and changing environment that some competitors would seek to use government and regulatory processes to prevent others from developing and evolving their businesses.

Let me close by noting that the announcement of our merger has resulted in editorial support by observers with often different viewpoints and from very opposite ends of the ideological spectrum. There are few issues where you’ll find the LOS ANGELES TIMES, the WALL STREET JOURNAL, USA TODAY, INVESTOR’S BUSINESS DAILY and the CHICAGO TRIBUNE in agreement. Yet the editorial boards of all of these newspapers – and several additional smaller outlets – have spoken out and said that our merger is meritorious and ultimately should be allowed by regulators. The LA TIMES concluded that the audio entertainment market “is very competitive, particularly among the national players.” USA Today wrote: “the merged entity would represent a more potent competitor to entrenched broadcast interests, one that would offer its customers a more enticing and complete product.”

Chairman Kohl, Ranking Member Hatch, and members of the Subcommittee, the audio entertainment market today is vibrant, competitive, and innovative, and every indication is that it will be even more so in the future. We believe that the combination of SIRIUS and XM will be good for consumers as it will intensify this competition, expand the choices for consumers and reduce prices. We appreciate this opportunity to share our views with you, and I look forward to answering any questions you may have.

Thank you.

Testimony of Mr. Mel Karmazin

Chief Executive Officer

Sirius Satellite Radio

Before the United States Senate Committee on

Commerce, Science & Transportation

Regarding the XM-Sirius Merger

April 17, 2007

Mr. Chairman,

Good morning. Thank you, Chairman Inouye, Vice Chairman Stevens, and members of the Senate Committee on Commerce, Science & Transportation. I am grateful for the opportunity to talk with you today about how the merger of Sirius Satellite Radio and XM Satellite Radio will provide extensive consumer benefits and continue to promote competition in audio entertainment.

I am Mel Karmazin, the Chief Executive Officer of Sirius. Before I came to Sirius in 2004, I was president of Viacom and, before that, president of CBS. I have spent almost 40 years in radio, and just about my entire working life in the broadcast industry.

With me here today is Gary Parsons, the Chairman of XM. Gary is a veteran of the communications business and a leader in the world of satellite radio. Gary and I are both looking forward to working together to create an exciting new company. Gary’s leadership and talent are crucial to the future of radio. Gary, together with XM’s CEO Hugh Panero, built XM into the success it is today. I should point out that XM has the largest digital radio facility of its kind in the country, and is headquartered right here in Washington, DC, where the combined company will continue to have a significant presence.

I would like to talk today about some of the important benefits consumers will see as a result of the proposed merger. I also plan to discuss the extensive competition that satellite radio faces from a range of players in the audio entertainment market. As I will explain, this intense competition will remain after the merger is consummated.

I.	A SIRIUS/XM MERGER WILL GENERATE CONCRETE AND SIGNIFICANT BENEFITS FOR CONSUMERS.

The Combined Company Will Offer Consumers More Choice at Lower Prices: Today, Sirius and XM each provide consumers one service offering at one price—$12.95 per month. Consumers have only a limited ability to tailor their service, and those seeking programming from both Sirius and XM must subscribe to both services for a combined payment of $25.90 per month. The merger of Sirius and XM will enable the combined company to enhance these offerings through:

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Better pricing. The merger will allow us to lower prices. Consumers who want fewer channels than currently offered will be able to select one or more packages of channels for less than $12.95 per month. These packages will include an attractive mix of music, news, informational, sports, children’s, and religious programming.

•	More choices. Sirius and XM customers will be able to access certain popular, previously exclusive programming of the other provider for a modest premium over what they are paying now.

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Still more choices. When interoperable radios are commercially available, consumers who want to have access to the complete offerings of both companies will be able to do so on a single device for significantly less than the current price of $25.90.

•	Empowering consumers. While customers of both companies currently have the option of blocking adult programming, the combined company will provide customers a credit if they choose to do so.

Despite the speculation to the contrary, the combined company will not raise prices. After the merger, consumers who want to continue to receive substantially the same channel lineup of either Sirius or XM may continue to do so at the same price—$12.95 per month.

The Combined Company Will Be Able To Provide Consumers More Diverse Programming: Sirius and XM currently provide a wide range of commercial-free music channels, exclusive and non-exclusive sports coverage, news, talk, traffic and weather, and entertainment programming. However, there is significant overlap and redundancy in the channel line-ups of Sirius and XM. For example, 12 identical channels are available on both Sirius and XM. A further 75 channels overlap by genre—providing substantially similar programming.

In the long-term, the combined company will be able to consolidate certain redundant programming. The result ultimately will free capacity for more diverse offerings that are not currently available on either company’s system, including expanded non-English language programming, children’s programming, and additional programming aimed at minority and other underserved populations. Notably, this additional capacity also may allow the combined company to provide additional programming related to public safety and homeland security.

The Merger Will Help Accelerate Deployment of Advanced Technology: The combined company will be able to offer consumers access to advanced technology sooner than would otherwise occur. In particular, the marriage of the companies’ two engineering organizations will ensure better results from each dollar invested in research and development. As a consequence, the combined company will be able to improve on products such as real-time traffic and rear-seat video. In addition, the combined company will be able to introduce new services, such as enhanced traffic, weather, and infotainment offerings; more rapidly and with greater capabilities.

The Merged Company Will Be Capable of Commercializing Interoperable Receivers, Providing Greater Customer Choice and Convenience, While Also Protecting All Receivers on the Market Today: This merger will neither interrupt nor affect customers’ use of their existing radios. After the merger, current subscribers may choose to continue to receive substantially similar service at the same price over their existing satellite radio. While no radio will become obsolete as a result of the transaction, we fully expect the merger to stimulate the development of new interoperable, highly portable, low-cost, and user-friendly devices.

The Merger Will Create Operational Efficiencies and Safeguard the Future of Satellite Radio: Satellite radio is a highly capital-intensive and expensive business. Sirius and XM each have invested over $1 billion in their initial in-orbit satellites and over $5 billion each in their businesses overall, and both continue to report significant operating losses. For the year ended December 31, 2006, Sirius reported a net loss of $1.1 billion while XM reported a net loss of $719 million. Both companies continue to report enormous operating losses. The proposed merger will allow Sirius and XM to achieve large-scale operational efficiencies that will help ensure that satellite radio can remain a strong, effective, and innovative audio entertainment provider. Importantly, significant portions of the savings achieved through the merger will be shared with customers immediately and in the long-term through lower prices and improved service offerings.

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Each of these important benefits is directly tied to the proposed merger and cannot be realized without it. I also would like to make clear that these commitments are more than just words offered to appease regulators. We view each of these benefits as a “win-win” that will make good business sense for Sirius-XM. At the same time that we will be able to save our customers money and offer them more attractive services, we will be strengthening our merged business. As I will explain in more detail below, satellite radio competes intensely with free terrestrial radio and a host of other audio entertainment providers. The key to getting more subscribers will not be to widen the price gap between free and what satellite radio charges. Instead, it will be to offer consumers a better value. We are prepared at the appropriate time to discuss each of the issues with regulators and to guarantee these benefits as a condition of our merger approval.

II.	A SIRIUS/XM MERGER WILL ENHANCE NOT HARM COMPETITION.

A.	Satellite Radio is a Small Part of a Highly Competitive and Ever-Expanding Market for Audio Entertainment.

The market for audio entertainment in the United States is robustly competitive and rapidly evolving. Sirius and XM compete directly and intensely with a host of other audio providers for consumer attention. As a result, although satellite radio has proven to be an appealing and popular new product, its market penetration remains quite limited. A recent Arbitron study found that Sirius and XM account for just 3.4 percent of all radio listening, spread out among the approximately 300 channels that the two companies currently offer. To provide the Committee with a sense of the fiercely competitive state of today’s audio entertainment market, I would like to take a few moments to provide some details concerning some of our more salient competitors.

Terrestrial Radio: By any measure, “over-the-air” AM/FM radio is the most dominant form of audio entertainment. This is not surprising, given the ubiquity of the service:

AM/FM radio is offered free of charge to all consumers and comes as a standard feature in virtually every vehicle, home stereo, and clock radio sold to U.S. consumers. Nearly 14,000 radio stations exist nationwide. Approximately 230 million Americans choose to listen to terrestrial radio each week. And much of the content available over terrestrial radio mirrors that provided by satellite radio.

HD Radio: The broadcast industry has made significant strides in rolling out digital services, and HD Radio technology is now spreading rapidly. Just last month, HD Radio received a substantial boost from the FCC. The agency issued an implementing decision that not only enables radio stations to broadcast higher quality digital entertainment, but also permits them to offer multiple streams of programming and data services over their existing channels. Significantly, the Commission’s decision also allows radio broadcasters to provide digital subscription services on an experimental basis. This flexibility surely will intensify the competition between AM/FM radio and satellite radio, not only for listeners but also for subscription dollars.

Through the HD Digital Radio Alliance—a consortium of broadcasters that includes almost all major players, including Clear Channel Communications, CBS, and ABC Radio—the terrestrial radio industry has committed hundreds of millions of dollars to promoting this technology. That investment already has had proven effects. Approximately 1,200 HD Radio stations are already on the air, and hundreds more have licensed HD Radio technology.

In addition, the availability of HD Radio receivers is steadily and rapidly increasing. A year ago, there were only four or five HD Radio models available and the lowest price was $599. Now there are 30 manufacturers of radios and price points under $200. HD Radio is now available on all new BMW vehicles and in RadioShack stores. Wal-Mart, the nation’s largest retailer, recently announced plans to sell HD Radio receivers. Statements and materials from the HD Digital Radio Alliance clearly position HD Radio as a counterpoint to satellite radio.

Internet Radio: Internet radio is another formidable and fast-growing player in the audio entertainment market. A 2006 Arbitron study found that weekly listenership to Internet radio had increased 50 percent in just one year, and now approaches one in five Americans among key demographic segments. In one survey, 34.5 percent of Americans aged 15-24 mentioned online streaming as a primary source of music consumption in 2006 (up from 9.7 percent in 2004). Internet radio broadcasts have no geographic limitations and can provide listeners with radio programming from around the country and the world. Several Internet radio services, including Yahoo! LAUNCHcast and Pandora, allow users to create their own radio stations based on their listening preferences.

Internet radio, like HD Radio, is becoming a source for mobile audio entertainment as well. Slacker, a service unveiled just weeks ago, allows users not only to customize their music channels, but also to listen to them on portable devices, including in their cars; the service includes a free, advertising-based version as well as a subscription option. Various Internet radio offerings are already available on mobile phones, and Internet radio is expected to become widely available on portable devices, including car radios, by 2008.

iPods and Other MP3 Players: MP3 players, such as iPods, also compete with satellite radio for listeners. More than 116 million MP3 players have been sold. Like other audio competitors, MP3 players are highly mobile. There are now a variety of accessories available to play MP3 players in cars, through the vehicle’s FM radio or tape deck. In addition, Apple recently announced that it has teamed with Ford, General Motors, and Mazda to provide iPod integration across the majority of their brands and models. With the addition of these models, more than 70 percent of 2007-model US automobiles are expected to offer iPod integration. Many MP3 players also can be connected to online music subscription services, such as Real Network’s Rhapsody, Napster 2.0 and Yahoo! Unlimited.

Mobile Phones: Mobile phones represent yet another significant and expanding means of enjoying audio entertainment. Approximately 75 percent of all Americans currently own a mobile phone, and the possibility of content delivery has not been lost on wireless carriers. Several major carriers are now offering audio entertainment options, and subscribers are taking advantage of them in dramatically growing numbers. For example, Sprint currently offers over 50 channels of radio and streaming video that subscribers can access via their devices for a monthly fee as well as music download capabilities for a one-time fee. AT&T and Verizon Wireless provide similar services. Approximately 23.5 million wireless subscribers currently own phones with integrated music players. This demonstrated consumer interest in music-capable handsets likely will skyrocket in a matter of months when AT&T and Apple make the Apple iPhone available for sale.

In addition, a number of other companies and consortiums have announced plans to deliver broadcast audio and video content through mobile phones and other wireless devices. Three companies—MediaFLO USA, HiWire, and Modeo—have acquired nationwide or near-nationwide spectrum to deliver audio and video content through existing wireless service providers and are in the process of implementing, testing, and launching service. A joint venture of Sprint and several cable companies is implementing a similar mobile entertainment platform.

The above list is by no means exhaustive. To be a competitor, businesses and technologies need not be exact copies of one another. There are numerous other audio entertainment options available today as well as a constantly growing array of choices in the works. Moreover, it is clear that these providers view themselves as being in direct competition with each other. In public filings and statements, various members of the radio broadcasting industry have emphatically stated that they compete directly with satellite radio and other forms of audio entertainment—a view that is underscored by the fervent opposition they expressed toward the pending transaction before the ink on the merger agreement was even dry. By the same token, Sirius and XM have listed a wide range of audio entertainment competitors in their SEC filings.

Just by way of example, NAB recently explained in the context of the FCC’s ongoing media ownership proceeding that “local radio stations compete for listeners with other forms of audio delivery offering an almost unlimited array of content. iPods and other MP3 players, music services, podcasting and the Internet streaming of U.S. and foreign radio stations literally provide content from around the world to listeners in each local radio market in America.” Such statements remove any doubt concerning the diversity and multiplicity of options available in the audio entertainment market today.

B.	Given the Widespread Competition in the Audio Entertainment Market, the Merged Company Will Not Have the Ability to Harm Existing Competitors or New Market Entrants.

In an attempt to cast doubt on the merits of a Sirius-XM merger, some broadcasters now appear to be reversing course and questioning whether satellite radio fully competes with AM/FM radio and other audio services. Pointing to differences between various audio services, some even try to make the case that satellite radio is a market onto itself and, therefore, that the proposed merger will create a “monopoly” that will have the ability and incentives to harm competition and consumers. Of course, this artificially narrow characterization conflicts with the expansive audio market that broadcasters publicly have described elsewhere.

But broadcasters cannot have it both ways. As the industry’s own prior statements make clear, the fact is that the market for audio entertainment is highly competitive now, and it will continue to be so after a Sirius-XM merger.

Given the realities of today’s audio entertainment landscape, there is no legitimate basis for concern that this merger will enable the new company to charge “monopoly” prices or otherwise harm consumers or competitors. In reality, a combined satellite radio provider will be unable to exercise market power, let alone dominate the market.

As explained above, although satellite radio has proven to be an appealing and popular new product, it accounts for only a small slice of the audio entertainment market. The combined company will serve only a minor fraction of the consumers who purchase or use audio entertainment services. Given that Sirius and XM together account for only about 3 percent of all radio listening, we will have every incentive to offer prices that will attract more subscribers, not drive them away.

In addition, customers can and do easily substitute other audio entertainment options for satellite radio, and this will continue to be the case after the merger. Indeed, many of the existing options are potentially more appealing and less costly to consumers. For example, AM/FM radio, as well as HD Radio, currently offers much of the same content as satellite radio for free to all consumers. And the ubiquitous nature of AM/FM radios provides consumers with broad exposure to the programming of broadcasters. The merged company’s prices will continue to be constrained by these inescapable facts. Similarly, online music subscription services and podcasting enable consumers to replicate most of the content and the user experience available through satellite radio. Moreover, Internet radio is capable of offering more variety and choice than any other option, and allows listeners to have substantial control over content selection and information about artists.

As a further illustration of the substitutable nature of various audio services, several audio providers actively have been expanding their capabilities so that their services more closely resemble satellite radio. For example, terrestrial radio has increased its format options while reducing commercials. HD Radio provides higher-quality sound that is comparable to satellite radio, as well as expanded genres and music formats. New automobiles increasingly come with input jacks that can be used to connect MP3 players or factory-installed iPod integration kits, similar to satellite radio. Likewise, vehicles soon will support Internet radio and music over mobile phones.

Given the existing and emerging capabilities of a range of audio entertainment services, it is not surprising that consumers routinely avail themselves of multiple options. In addition, many users of newer services, such as MP3 players and satellite radio, continue to rely on terrestrial radio. These factors will continue to exist, and to impact the behavior of satellite radio and other market participants after the merger.

Finally, aside from this existing, vibrant competition, entry by new competitors and expansion of current services will remain viable notwithstanding the pending merger. New wireless networks are already under construction, which will support mobile audio services via devices such as mobile phones and Internet radio over WiFi and WiMAX. In addition, there appears to be little limit to the growth of Internet radio and podcasting. Other types of spectrum also are available that are capable of supporting services comparable to satellite radio. For example, audio entertainment services similar to satellite can be deployed using the frequencies allocated to the Wireless Communications Service. Indeed, this spectrum originally was identified for satellite radio, but was reallocated pursuant to congressional mandate. The FCC could authorize audio entertainment services using spectrum alternatives without regard to a satellite radio merger.

III.	CONCLUSION

Chairman Inouye, Vice Chairman Stevens, and members of the Committee, the audio entertainment market today is vibrant, competitive, and innovative, and every indication is that it will be even more so in the future. We believe that the combination of Sirius and XM will be good for consumers as it will intensify this competition, expand the choices for consumers, and reduce prices. We appreciate this opportunity to share our views with you, and I look forward to answering any questions you may have.

Thank you.